Exhibit 10.3

EXECUTION COPY

ASSET PURCHASE AGREEMENT

June 4, 2008

by and among

NEA WIND ACQUISITION CORP.,

NEA MANAGEMENT COMPANY, LLC,

DISTRIBUTED ENERGY SYSTEMS CORP.

and

NORTHERN POWER SYSTEMS, INC.

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V.	COVENANTS OF SELLERS		31
	5.01	Advice of Changes	31
	5.02	Conduct of Business	31
	5.03	Regulatory Approvals	31
	5.04	Necessary Consents	32
	5.05	Securities Laws	32
	5.06	Litigation	32
	5.07	Employment Matters	32
	5.08	Satisfaction of Closing Conditions	33
	5.09	Change of Name	34
	5.10	Access to Information	34
	5.11	Casualty	35

VI.	COVENANTS OF PURCHASER		36
	6.01	Advice of Changes	36
	6.02	Litigation	36
	6.03	Satisfaction of Conditions Precedent	36

VII.	ADDITIONAL COVENANTS		36
	7.01	Non-Competition; Non-Solicitation	36
	7.02	Further Assurances	36
	7.03	Confidentiality	36
	7.04	Accounts Receivable/Collections	37

VIII.	BANKRUPTCY PROCEDURES, ETC.		39
	8.01	Filing of Sale Motion; Entry of Purchaser Protection and Bidding Procedures Order; Additional Seller	39
	8.02	Other Filings	38
	8.03	Assumed Contracts; Rejected Contracts	38
	8.04	Bankruptcy Court Approval	39
	8.05	Break-Up Fee; Deposit	40
	8.06	Defense of Orders	41
	8.07	No Solicitation	41
	8.08	Certain Tax Matters	42

IX.	CONDITIONS TO OBLIGATIONS OF SELLERS		43
	9.01	Accuracy of Representations and Warranties; Performance of Covenants	43
	9.02	Compliance with Law	43
	9.03	Government Consents	43
	9.04	Absence of Litigation	43
	9.05	Sale Order	43
	9.06	Other Deliveries	43

X.	CONDITIONS TO OBLIGATIONS OF PURCHASER		44
	10.01	Accuracy of Representations and Warranties; Performance of Covenants	44
	10.02	Absence of Material Adverse Effect	44

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	10.03	Compliance with Law	44
	10.04	Government Consents; No Injunction	44
	10.05	Third-Party Consents; Assignments; Other Documents	45
	10.06	Absence of Litigation	45
	10.07	Sale Motion; Completion of Auction	45
	10.08	Sale Order	45
	10.09	Employment Arrangements	45
	10.10	Disclosure Schedules	45
	10.11	Other Deliveries	45

XI.	INDEMNITY		45
	10.01	Indemnification	45
	10.02	Proceedings	45
	10.03	Adjustment	46
	10.04	Survival	46
	10.05	Holdback Amount	46

XII.	TERMINATION		46
	12.01	Termination of Agreement	48

XIII.	MISCELLANEOUS		49
	13.01	Entire Agreement	49
	13.02	Assignment; Binding Upon Successors and Assigns	50
	13.03	No Third Party Beneficiaries	50
	13.04	No Joint Venture	50
	13.05	Severability	50
	13.06	Section Headings	50
	13.07	Amendment, Extension and Waivers	50
	13.08	Public Announcement	51
	13.09	Governing Law	51
	13.10	Jurisdiction; Venue; Waiver of Jury Trial	51
	13.11	Notices	52
	13.12	Time is of the Essence	53
	13.13	Counterparts	53
	13.14	Disclosures	53
	13.15	Costs and Expenses	54

Exhibits

Exhibit A		Form of Sale Order
Exhibit B		Escrow Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this Agreement) is entered into as of June 4, 2008.

BY AND AMONG:

(1)	NEA WIND ACQUISITION CORP., a Delaware corporation (Purchaser);

(2)	NEA MANAGEMENT COMPANY, LLC, a limited liability company organized under the laws of Delaware (NEA LLC), solely for the purposes of Sections 8.05 and 12.01(e) hereof;

(3)	DISTRIBUTED ENERGY SYSTEMS CORP., a Delaware corporation (DESC); and

(4)	NORTHERN POWER SYSTEMS, INC., a Delaware corporation and wholly owned subsidiary of DESC (the Company and, together with DESC, each individually, a Seller and collectively, Sellers).

Purchaser and Sellers are sometimes referred to herein individually as a party or collectively as the parties.

WHEREAS:

(A)	Sellers expect to file, as contemplated by the terms of this Agreement, in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court), voluntary petitions to commence cases under chapter 11 of the Bankruptcy Code (as hereinafter defined).

(B)	Sellers desire to sell, transfer, convey, assign and deliver to Purchaser, in accordance with Sections 105(a), 363 and 365 and the other applicable provisions of the Bankruptcy Code, all of the Purchased Assets (as hereinafter defined), together with the Assumed Liabilities (as hereinafter defined), of the Company upon the terms and subject to the conditions set forth in this Agreement.

(C)	Purchaser desires to purchase and take delivery of such Purchased Assets and Assumed Liabilities upon such terms and subject to such conditions.

(D)	The parties expect that the Purchased Assets will be sold pursuant to a Sale Order (defined below) of the Bankruptcy Court approving such sale under Section 363 of the Bankruptcy Code and such Sale Order will include the assumption and assignment of certain executory contracts and liabilities thereunder under Section 365 of the Bankruptcy Code and the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND USAGE OF CERTAIN TERMS

1.01 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.01:

Accounts Receivable means (a) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of products sold or services rendered to customers of the Company, and (b) all other accounts or notes receivable of the Company and the full benefit of all security for such accounts or notes, and (c) any claim, remedy or other right related to any of the foregoing.

Affiliate means with respect to any Person, any Person that directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

Agreement has the meaning set forth in the preamble.

Ancillary Agreements means either of or both the “Sellers Ancillary Agreements” and the “Purchaser Ancillary Agreements” as the context requires.

Assumed Contracts has the meaning set forth in Section 2.01(e) hereof.

Assumed Cure Amounts means the cure amounts payable with respect to the Assumed Contracts, such amounts not to exceed, in the aggregate, an amount to be mutually agreed by the parties hereto.

Assumed Liabilities has the meaning set forth in Section 2.04(a) hereof.

Assumed Real Property has the meaning set forth in Section 2.01(a) hereof.

Bankruptcy Code means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq., as amended, or any successor thereto, and any rules and regulations promulgated thereunder.

Bankruptcy Court has the meaning set forth in the recitals.

Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, as amended, or any successor rules.

Bid Deadline means the date established in the Buyer Protection and Bidding Procedures Order as the deadline for submissions of Qualified Bids.

Breach means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event that with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

Break-Up Fee has the meaning set forth in Section 8.05 hereof.

Business means the business conducted by the Company on the date hereof.

Business Day means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in New York, New York are permitted or required to be closed.

Cash Consideration has the meaning set forth in Section 2.03(a) hereof.

Casualty has the meaning set forth in Section 5.11 hereof.

Chapter 11 Cases means the voluntary cases that will be commenced by Sellers on the Petition Date under chapter 11 of the Bankruptcy Code.

Closing has the meaning set forth in Section 2.06 hereof.

Closing Date has the meaning set forth in Section 2.06 hereof.

Code means the Internal Revenue Code of 1986, as amended.

Company has the meaning set forth in the preamble.

Company Contract means any Contract: (a) to which the Company is a party; or (b) by which the Company or any of its assets or properties is bound or subject to any obligation.

Company Financial Statements has the meaning set forth in Section 3.05(a) hereof.

Company IP Rights has the meaning set forth in Section 3.11(b) hereof.

Company Patents has the meaning set forth in Section 3.11(b) hereof.

Company’s Knowledge means the actual knowledge after due inquiry of the executive officers of the Company and Jonathan Lynch.

Competing Business has the meaning set forth in Section 7.01(a) hereof.

Competing Proposal means a competitive bid or proposal from a third party: (a) to purchase all or substantially all of the Company’s assets, whether in a separate transaction or series of transactions or as part of a plan of reorganization of DESC or the Company, or (b) for any merger, consolidation, liquidation, dissolution or similar transaction involving DESC or the Company.

Contract means, with respect to any Person, any written agreement, contract, subcontract, lease, license, sublicense, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, work order, commitment, covenant, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets may be bound.

Control (including with correlative meaning, Controlled by and under common Control with) shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

Customers has the meaning set forth in Section 3.13(b) hereof.

Deposit has the meaning set forth in Section 2.03(b) hereof.

DESC has the meaning set forth in the preamble.

DESC Contract means any Contract to which DESC is a party that is related to, or used in the operation of, the Business.

Disclosure Schedules means the Disclosure Schedules to this Agreement provided by the Company to Purchaser.

Disclosure Schedules Delivery Date has the meaning set forth in Section 10.10 hereof.

Effective Time means 11:59 p.m. on the Closing Date.

Employee Plans means (a) all “employee benefit plans” (as defined in Section 3(3) of ERISA); (b) all employment, consulting, non-competition, employee non-solicitation, employee loan or other compensation agreements, and all collective bargaining agreements, and (c) all bonus or other incentive compensation, equity or equity-based compensation, stock purchase, deferred compensation, change in control, severance, leave of absence, vacation, salary continuation, medical, life insurance or other death benefit, educational assistance, training, service award, section 125 cafeteria, dependant care, pension, welfare benefit or other material employee or fringe benefit plans, policies, agreements or arrangements, in each case as to which the Company or any ERISA Affiliate has any obligation or liability, contingent or otherwise, thereunder for current or former employees, directors or individual consultants of the Company.

Encumbrance means any charge, claim (as defined in section 101(5)(A) and (B) of the Bankruptcy Code), debt, Liability, community property interest, condition, equitable interest, lien, option, pledge, charge, defect, adverse claim, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership of any kind whatsoever, whether or not any of the foregoing is liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured.

Environmental Claim means any investigation, claim, litigation, action, suit, proceeding, order, judgment, written notice or written demand arising under or relating to Environmental Law, including any such matter relating to (a) any actual, alleged or suspected failure to comply with any Environmental Law or to possess or comply with any Environmental Permit, (b) any actual, alleged or suspected presence, Release or threatened Release of or exposure to any Hazardous Substance at any location, including any requirement or obligation to investigate, clean up or remediate any property or condition, (c) any actual or alleged contractual or other obligations arising under or relating to Environmental Laws, or (d) any personal injury, property damage or diminution in value, natural resources damage or other investigation, claim, litigation, action, suit, proceeding, order, judgment, written notice or written demand and any fines or penalties relating to any of the foregoing.

Environmental Law means any Legal Requirement, directive, rule, order, administrative ruling, decree, decision, judgment, interpretive guidance or requirement of any Governmental Authority (including any state, local, foreign or international counterparts or equivalents and any transfer of ownership notification or approval statutes) relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the generation, handling, use, storage, treatment, transport, disposal, Release or threatened Release of any Hazardous Substance or (iii) noise, odor, vibration or wetlands protection.

Environmental Permit means any Governmental Authorization issued pursuant to any Environmental Law.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means any entity that is a member of: (a) a “controlled group of corporations”, as defined in Section 414(b) of the Code; (b) a group of entities under “common control”, as defined in Section 414(c) of the Code; or (c) an “affiliated service group”, as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Sellers.

Escrow Agent has the meaning set forth in Section 2.03(b) hereof.

Escrow Agreement means the escrow agreement, dated as of the date hereof, by and among Purchaser, the Company and the Escrow Agent, attached hereto as Exhibit B.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Excluded Assets has the meaning set forth in Section 2.02 hereof.

Executory Contract Assumption and Assignment Order means an Order of the Bankruptcy Court, which may be the Sale Order and must be in form and substance reasonably acceptable to Purchaser, that: (a) approves the provisions of Section 8.03(a); (b) authorizes and directs Sellers, pursuant to Section 365 of the Bankruptcy Code, to assume and to assign to Purchaser the Assumed Contracts and to make all pre-petition and post-petition payments related thereto that are not Assumed Liabilities; (c) determines that Purchaser has provided adequate assurance of future performance relative to the Assumed Contracts; and (d) conclusively establishes the amounts necessary to cure all defaults under the Assumed Contracts.

Filing Date has the meaning set forth in Section 10.07 hereof.

Final Order shall mean an order or judgment, the operation or effect of which is not stayed, and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing has expired, and as to which no appeal or petition for review or motion for reargument has been taken or been made and is pending for argument.

Financial Statements has the meaning set forth in Section 3.05(a) hereof.

GAAP means U.S. generally accepted accounting principles, applied on a consistent basis from period to period.

Governmental Authority means any: (a) nation, state, commonwealth, province, territory, county, municipality or district; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

Governmental Authorization means any approval, consent, ratification, waiver, license, permit or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

Hazardous Substance means: (a) any material, substance or waste that is capable of causing harm to humans or another living organism, capable of damaging the environment, natural resources or public health or welfare, or otherwise is regulated, or is classified as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect; or (b) any petroleum product or by-product, asbestos, asbestos-containing material, polychlorinated biphenyls, radioactive materials, radon, mold, urea formaldehyde insulation, or chlorofluorocarbons or other ozone-depleting substances.

Holdback Amount has the meaning set forth in Section 2.03(c) hereof.

Improvements means all buildings, improvements and fixtures, and components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof; heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems; environmental control, remediation and abatement systems; sewer, storm and waste water systems; irrigation and other water distribution systems; parking facilities; fire protection, security and surveillance systems; and telecommunications, computer, wiring and cable installations, on or about the Real Property.

Indemnified Party has the meaning set forth in Section 11.01 hereof.

Indemnifying Party has the meaning set forth in Section 11.01 hereof.

Intellectual Property Rights means all worldwide industrial and intellectual property rights, including: (a) patents, patent applications and patent rights (collectively, Patents); (b) trademarks (registered and/or at common law), trademark applications, trade names, logos, trade dress, brand names, service marks, service mark applications, domain names and other indicia of source and all goodwill associated therewith (collectively Trademarks); (c) works of authorship, copyrights, copyright registrations and applications for registration, and moral rights (collectively, Copyrights); (d) know-how, trade secrets, customer lists, proprietary information, proprietary processes and formulae, databases and data collections (collectively, Trade Secrets); (e) all source and object code, software, algorithms, architecture, structure, display screens, layouts, inventions, development tools (collectively, Software); and (f) all documentation and media constituting, describing or relating to the above, including, manuals, memoranda and records.

Interim Balance Sheet has the meaning set forth in Section 3.05(a) hereof.

Interim Financial Statements has the meaning set forth in Section 3.05(a) hereof.

Inventories means all inventories of the Company, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by the Company in the production of finished goods.

Latest Balance Sheet Date has the meaning set forth in Section 3.05(b) hereof.

Lease has the meaning set forth in Section 3.09(d) hereof.

Leased Real Property has the meaning set forth in Section 3.09(d) hereof.

Legal Requirement means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, by-law, principle of common law, regulation, rule, statute, or treaty.

Liability with respect to any Person, means any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

Licensed Patents has the meaning set forth in Section 3.11(b) hereof.

Losses has the meaning set forth in Section 11.01 hereof.

Material Adverse Effect means any event, occurrence, or effect that has had or would be reasonably likely to have, individually or when taken as a whole with any other events, occurrences, or effects, a material adverse effect on (a) the Business, operations, liabilities, profits, assets, properties, condition (financial or otherwise) or prospects of the Company, and/or (b) the ability of Sellers to consummate the transactions contemplated by this Agreement, other than any event, occurrence or effect resulting from (i) conditions affecting the economy, the financial markets or the industry of the Company generally which do not disproportionately impact the Company, the Purchased Assets, the Assumed Liabilities, the Assumed Contracts and the Business when compared to other businesses in the same industry, (ii) the announcement of this Agreement, the transactions contemplated hereby or the identity of Purchaser (but excluding the loss of any material supplier or customer), (iii) changes in applicable Legal Requirements after the date hereof, or (iv) the fact that Sellers will be operating as a debtors-in-possession under the Bankruptcy Code.

Minimum Incremental Bid Amount means Three Hundred Fifty Thousand Dollars ($350,000) for any initial incremental bid and Two Hundred Fifty Thousand Dollars ($250,000) for any additional incremental bids thereafter;

NEA LLC has the meaning set forth in the recitals.

Order means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

Other Filings has the meaning set forth in Section 8.02 hereof.

Owned Patents has the meaning set forth in Section 3.11(b) hereof.

Owned Real Property has the meaning set forth in Section 3.09(c) hereof.

Party or Parties has the meaning set forth in the preamble hereto.

Permitted Encumbrance means any easements and any rights of lessors under any leases included in the Assumed Contracts.

Person means any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or any government or any agency or political subdivision thereof.

Petition Date means June 4, 2008.

Post-Closing Tax Period means (i) any taxable period beginning after the Closing Date and (ii) with respect to a Straddle Period, the portion of such taxable period beginning immediately after the Closing Date.

Pre-Closing Tax Period means (i) any taxable period ending on or before the Closing Date and (ii) with respect to a Straddle Period, the portion of such taxable period ending on the Closing Date.

Prime Rate means the “prime rate” of interest announced, reported or published from time to time in The Wall Street Journal on the Money Rates Page (or a similar publication or comparable prevailing borrowing rate if The Wall Street Journal is no longer published or no longer announces, reports or publishes such rate), changing as and when such “prime rate” changes.

Proceeding means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative judicial or investigative, whether formal or informal, whether public or private).

Property Taxes means personal property taxes, real property taxes and occupancy taxes imposed with respect to the operation of the Business and the ownership of the Purchased Assets.

Purchase Price has the meaning set forth in Section 2.03(a) hereof.

Purchased Assets has the meaning set forth in Section 2.01 hereof.

Purchaser has the meaning set forth in the recitals.

Purchaser Ancillary Agreements has the meaning set forth in Section 4.02(a) hereof.

Purchaser Plans has the meaning set forth in Section 5.07(b) hereof.

Purchaser Protection and Bidding Procedures Order means an Order of the Bankruptcy Court that (a) approves Sellers’ entrance into this Agreement and the Break-Up Fee on the terms and conditions set forth in Section 12.01(a)(iv)(A) and (b) otherwise is in form and substance reasonably acceptable to Purchaser and that (i) conforms to the description set forth in Section 8.04(c), (ii) approves the provisions of Sections 5.02, 5.10, 8.01, and 8.08, and (iii) authorizes and directs Sellers to observe and perform their obligations under the Purchaser Protection and Bidding Procedures Order.

Qualified Bid means a Competing Proposal (a) whose value is greater than the sum of (i) the Purchase Price, and (ii) the initial Minimum Incremental Bid Amount, (b) has terms and conditions that will result in a sale of all or substantially all of the Company’s assets, (c) is accompanied by satisfactory evidence of committed financing or other ability to perform, and (d) is accompanied by a good faith deposit of Five Hundred Thousand Dollars ($500,000). For avoidance of doubt, this Agreement shall be deemed to be a Qualified Bid for substantially all of the Company’s assets.

Qualified Bidder means a Person (a) who has delivered to Sellers an executed confidentiality agreement, (b) who has delivered to Sellers a Competing Proposal that Sellers, in good faith and upon the advice of independent financial advisors, believe is reasonably likely to lead to a higher and better offer for the Purchased Assets, and (c) whom Sellers in good faith determine is reasonably likely (based on the availability of financing and proof of financial wherewithal, experience and other relevant considerations) to be able to consummate a transaction based on the Competing Proposal, if selected as the successful bidder for the subject assets. For avoidance of doubt, Purchaser shall be deemed to be a Qualified Bidder.

Real Property has the meaning set forth in Section 3.09(e) hereof.

Record means any information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

Release means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, disposing of or migrating into or through the environment or any natural or man-made structure.

Release Date has the meaning set forth in Section 2.03(d) hereof.

Retained Liabilities has the meaning set forth in Section 2.04(b) hereof.

Sale Motion means the motion or motions, in form and substance reasonably acceptable to Purchaser, filed by Sellers on the Petition Date, pursuant to the provisions of Sections 363 and 365 of the Bankruptcy Code, among other things, to obtain the Sale Order, approve the transactions contemplated by this Agreement, authorize the assumption and assignment of the Assumed Contracts to Purchaser and obtain the Purchaser Protection and Bidding Procedures Order.

Sale Order means an order of the Bankruptcy Court, granting the Sale Motion filed by Sellers, in the form attached as Exhibit A hereto, which order as entered shall be in form and substance satisfactory to Purchaser.

Schedule Delivery Date means ten (10) days after the entry of the Buyer Protection and Bidding Procedures Order.

Securities Act means the Securities Act of 1933, as amended.

SEC means the United States Securities and Exchange Commission.

Seller or Sellers has the meaning set forth in the preamble.

Sellers Ancillary Agreements means all agreements to which a Seller is or will be a party that are required to be executed pursuant to or in connection with this Agreement.

Stand-Alone Plan means a plan of reorganization for Sellers that does not involve a Qualified Bid.

Straddle Period means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

Subsidiary means, when used with reference to any Person, any corporation more than fifty percent (50%) of the outstanding voting securities of which, or any partnership, limited liability company, joint venture or other entity more than fifty percent (50%) of the total equity interest of which, is directly or indirectly owned or Controlled by such Person.

Tangible Personal Property means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by a Person (wherever located and whether or not carried on such Person’s books), together with any express or implied warranty by the manufacturers or the Company or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto.

Tax or Taxes means any and all federal, state, local, foreign and other taxes, assessments and other governmental charges, fees, levies, tariffs, duties, impositions and Liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, alternative or add-on minimum, estimated, net worth, sales, use, occupation, value added, ad valorem, transfer, gains, windfall profits, capital stock, franchise, license, registration, recording, documentary, stamp, withholding, wage, payroll, recapture, employment, social security, disability, workers’ compensation, unemployment, severance, unclaimed property, escheat, excise and property (real and personal) taxes, together with all interest, penalties and additions imposed with respect to such amounts, (b) any Liability for payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (c) any Liability for amounts of the type described in clauses (a) and (b) as a result of any express or implied obligation to indemnify another Person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any Liability for Taxes of a predecessor entity.

Tax Returns means any report, return, declaration, claim for refund or other information or statement supplied or required to be supplied by the Company relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

Third Party means a Person that is not a party to this Agreement or an Affiliate of a party to this Agreement.

Third Party Claim has the meaning set forth in Section 11.02 hereof.

Transfer Taxes has the meaning set forth in Section 8.08(b) hereof.

Transferred Employees has the meaning set forth in Section 5.07(a) hereof.

1.02 Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa:

(ii) references to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof,

(v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement and reenactment of such section or other provision; provided, however, that the foregoing shall not apply in instances in which the Legal Requirement refers to a specific date, time or period;

(vi) hereunder, hereof, hereto and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision thereof;

(vii) including (and with correlative meaning include) means including without limiting the generality of any description preceding such term;

(viii) or is used in the inclusive sense of and/or;

(ix) with respect to the determination of any period of time, from means “from and including” and to means “to but excluding”;

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(xi) all references to dollars or $ shall mean U.S. dollars.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

ARTICLE II

SALE AND TRANSFER OF PURCHASED ASSETS; CLOSING

2.01 Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Time, Sellers shall sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Encumbrances other than the Permitted Encumbrances, and Purchaser shall purchase and acquire from Sellers, Sellers’ right, title and interest in and to all of the Company’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets (as defined below)):

(a) all of the Company’s interests in the Owned Real Property set forth on Schedule 2.01(a) (the Assumed Real Property);

(b) all Tangible Personal Property of the Company, including those items set forth on Schedule 2.01(b), except as excluded under Section 2.02(d);

(c) all Inventories of the Company;

(d) all Accounts Receivable of the Company, including all inter-company receivables due to the Company;

(e) all Company Contracts and DESC Contracts set forth on Schedule 2.03(e) (collectively, the Assumed Contracts);

(f) to the extent transferable, all Governmental Authorizations and all pending applications therefor or renewals thereof set forth on Schedule 3.04(c);

(g) all data and Records related to the operations of the Company, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, Tax Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records (all in the state in which such records and information currently exists) and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.02(h);

(h) all of the intangible rights and property owned or licensed by the Company, including Intellectual Property Rights (including the right to sue and recover for past infringement), goodwill, telephone and telecopy numbers to the extent transferable, and e-mail addresses, listings and those items set forth on Schedules 3.11(a) and (b), and further including all files, correspondence, records or other documentation associated therewith;

(i) to the extent transferable, all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Effective Time, except as excluded under Section 2.02(f);

(j) all rights, privileges, claims, offsets, demands, choses in action and indemnification rights of the Company against or with respect to any Person in connection with or otherwise relating to the Business, any of the Purchased Assets, and/or any of the Assumed Liabilities whether choate or inchoate, known or unknown, contingent or non-contingent;

(k) all rights of the Company relating to deposits and prepaid expenses, claims for refunds, indemnification rights and rights to offset relating to the Purchased Assets;

(l) all security or other deposits relating to the Assumed Real Property and any equipment owned or leased by the Company;

(m) all customer lists and sales invoices for the last three (3) fiscal years related to the Company, whether generated by, or used by, the Company or any Affiliate of the Company;

(n) the Company’s claims, causes of action and rights of recovery pursuant to Sections 544 through 550 and Section 553 of the Bankruptcy Code and any other avoidance action under any other applicable provisions of the Bankruptcy Code with respect to those Third Parties the Liabilities of which Purchaser is assuming pursuant to Section 2.04(a); and

(o) all proceeds of the foregoing and all other property of the Company of every kind, character or description, tangible and intangible, known or unknown, wherever located and whether or not reflected on the Company Financial Statements or Interim Financial Statements, or similar to the properties described above except for the Excluded Assets.

All of the foregoing property and assets are herein referred to collectively as the Purchased Assets.

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability in respect thereof unless the Purchaser expressly assumes such Liability pursuant to Section 2.04(a).

2.02 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.01 or elsewhere in this Agreement, the following assets of the Company (collectively, the Excluded Assets) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the property of the Company after the Closing:

(a) the equity interests of the Company and its Subsidiaries;

(b) all of the Company Contracts that are not Assumed Contracts (collectively, the Rejected Contracts);

(c) all rights of the Company under this Agreement and the Sellers Ancillary Agreements;

(d) the personal property and assets expressly set forth on Schedule 2.2(d);

(e) claims against third parties to the extent related solely to any Excluded Asset or Retained Liabilities;

(f) all rights under insurance policies to the extent relating to claims for losses related exclusively to any Excluded Asset or otherwise non-assignable as a matter of law;

(g) the Company’s corporate seals, stock Record books, corporate Record books containing minutes of meetings of directors and stockholders, and such other Records having to do solely with the Company’s organization or stock capitalization or Excluded Assets or Retained Liabilities;

(h) all personnel Records and other Records that the Company is required by law to retain in its possession;

(i) all cash, cash equivalents and short-term investments (including all restricted cash and cash deposits to or for the benefit of utilities, including any such cash deposits as maintained in escrow;

(j) any interest in and to any refunds of Taxes of whatever nature;

(k) the Purchase Price;

(l) the Company’s claims, causes of action and rights of recovery pursuant to Sections 544 through 550 and Section 553 of the Bankruptcy Code and any other avoidance action under any other applicable provisions of the Bankruptcy Code with respect to those Third Parties the Liabilities of which Purchaser is not assuming pursuant to Section 2.04(a); and

(m) all of Sellers’ rights, demands, claims (as defined in the Bankruptcy Code) and causes of action arising with respect to the assertion or defense of claims against the Sellers under Sections 502 and 503 of the Bankruptcy Code and Rule 3007 thereunder.

2.03 Consideration.

(a) Subject to the terms and conditions hereof, in reliance upon the representations and warranties of Sellers and the covenants of Sellers herein set forth and as consideration for the sale and purchase of the Purchased Assets, at the Closing, Purchaser shall purchase the Purchased Assets and shall assume the Assumed Liabilities for $10,500,000 (the “Purchase Price”).

(b) Upon execution of this Agreement, Purchaser shall deliver to Young Conaway Stargatt & Taylor, LLP, as escrow agent (the “Escrow Agent”), a deposit (the “Deposit”) in the sum of $500,000. The Deposit shall be held by the Escrow Agent and shall be placed in an interest-bearing escrow account in accordance with the terms of the Escrow Agreement. All fees related to the Escrow Agent shall be paid one-half by Purchaser and one-half by Sellers.

(c) At the Closing: (i) Purchaser shall pay to the Company by wire transfer of immediately available funds an amount equal to (A) the Purchase Price less (B) the Deposit (and all interest thereon) less (C) $$600,000 (the “Holdback Amount”); (ii) Purchaser and the Company shall direct the Escrow Agent to deliver the Deposit (and all interest thereon) to the Company; (iii) Purchaser shall pay the Assumed Cure Amounts to the Company; and (iv) the Company shall pay any cure amounts in excess of the Assumed Cure Amounts out of the Purchase Price proceeds.

(d) The Holdback Amount shall be retained by Purchaser to serve as security for Sellers’ obligations to make indemnity payments to Purchaser pursuant to Article XI. The Holdback Amount will accrue interest at the Prime Rate and will be paid to the Company or retained by Purchaser as set forth in Section 2.03(c). On the date which is six (6) months following the Closing Date (the “Release Date”), the remainder of the Holdback Amount, if any, plus all accrued interest thereon will be released by Purchaser to the Company; provided, however, that, if prior to the Release Date, Purchaser gives notice of a claim or claims for indemnification pursuant to Article XI, then (i) if any such claim is resolved prior to the Release Date, by judicial determination or otherwise, any sums due Purchaser shall be retained by Purchaser and shall not be released to the Company or (ii) if any such claim is not resolved prior to the Release Date, the amount of such claim shall be retained by Purchaser as part of the Holdback Amount until such claim is resolved.

2.04 Liabilities.

(a) Assumed Liabilities. As of the Closing Date, Purchaser shall assume only the Liabilities set forth on Schedule 2.04(a) (the Assumed Liabilities) (which may be updated by Purchaser as necessary after the date of this Agreement and prior to the Closing Date) and the Assumed Cure Amounts, and no other Liabilities of the Company whatsoever.

(b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of, and shall be retained by, the Company. Retained Liabilities shall mean every Liability of the Company other than the Assumed Liabilities, including:

(i) any Liability not set forth on Schedule 2.04(a);

(ii) any Liability accrued on the Interim Financial Statements, other than the Assumed Liabilities;

(iii) any Liability arising out of or relating to services or products of the Company or its Subsidiaries to the extent provided, designed, manufactured or sold prior to the Effective Time;

(iv) any Liability for Taxes incurred on or prior to the Closing Date, including (A) any Taxes arising as a result of the Company’s or any of its Subsidiaries’ operation of the Business or ownership of the Purchased Assets on or prior to the Closing Date, (B) any Taxes that will arise as a result of the sale of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement and (C) any other Taxes imposed on the Company in any period;

(v) any Liability under any Company Contract (other than the Assumed Contracts) and including any Liability arising out of or relating to any maintenance contract, credit facilities, trade payables, indebtedness for borrowed money, amounts due to Affiliates or any security interest related thereto;

(vi) any Liability related to Real Property of the Company;

(vii) any Liability arising under or relating to Environmental Law, including any Environmental Claims, in each case to the extent relating to a fact, circumstance, condition or activity existing or occurring prior to the Effective Time relating to the Company or its predecessors, Subsidiaries or Affiliates, the operation of the Business, or the leasing, ownership or operation of any Real Property, including any such Liabilities related to any Real Property set forth on Schedules 3.09(c) or (d);

(viii) any Liability of the Company, any of its Subsidiaries or any ERISA Affiliate under the Employee Plans whether or not listed on Schedule 3.16(a) or other “employee benefit plan” (within the meaning of Section 3(3) of ERISA);

(ix) any Liability, arising or related to time periods prior to the Closing Date in respect of any current or former employees of the Company or any of its Subsidiaries, or, relating to employment or termination of employment, including without limitation, relating to payroll, discrimination, harassment, workers’ compensation or wrongful termination;

(x) any Liability of the Company or any of its Subsidiaries to any Affiliate thereof;

(xi) any Liability to pay, indemnify, reimburse or advance amounts to any officer, director, employee , consultant or agent of the Company, any of its Subsidiaries or any Affiliate (including Allen & Co.), or to make any severance, bonus, change of control, sales incentive or other similar payments to any director, officer , employee, consultant or agent of the Company, any of its Subsidiaries or any Affiliate;

(xii) any Liability to distribute or otherwise apply all or any part of the consideration received hereunder;

(xiii) any Liability arising out of any Proceeding threatened or pending as of the Effective Time and any facts, circumstances, acts or omissions occurring prior to the Effective Time, whether or not set forth in the Disclosure Schedules;

(xiv) any penalties, fines, settlements, interest, costs and expenses arising out of or incurred as a result of any actual or alleged violation by the Company or any of its Subsidiaries of any Legal Requirement prior to the Effective Time, whether or not set forth in the Disclosure Schedules;

(xv) any Liability associated with any and all indebtedness for borrowed money of the Company or any Subsidiary of the Company not included in the Assumed Liabilities;

(xvi) any Liability of Sellers under this Agreement or any other document executed in connection with the transactions contemplated hereby;

(xvii) any Liability of the Company or any of its Subsidiaries based upon their respective acts or omissions occurring after the Effective Time; and

(xviii) any Liability of the Company or any of its Subsidiaries not specifically described above but that may otherwise be set forth on Schedule 2.04(b).

2.05 Tax Allocation of Purchase Price. Purchaser shall prepare an allocation of the Purchase Price, plus the Assumed Liabilities, taking into account any adjustments made thereto pursuant to this Agreement, among the Purchased Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocations shall be binding upon Sellers. Purchaser shall deliver such allocation to the Company within one hundred twenty (120) days after the Closing Date. In the event an adjustment to the Purchase Price is made pursuant to this Agreement, the allocation of the Purchase Price, plus Assumed Liabilities, shall be revised accordingly by Purchaser and delivered to the Company as soon as reasonably practicable. Purchaser and Sellers and each of their respective Affiliates shall take all actions and file all Tax Returns (including, but not limited to IRS Form 8594, “Asset Acquisition Statement”) consistent with such allocation unless required to do otherwise by law and, in such event, Sellers shall provide advance written notice to Purchaser detailing (i) the reasons surrounding such inconsistent position and (ii) the position to be taken by Sellers. Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser may reasonably request to prepare such allocation. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation, and shall not be an admission of and shall not be evidence of the value of any of the Purchased Assets in the Chapter 11 Cases or any other related proceeding, and shall be for Tax purposes only.

2.06 Closing. The closing of the transactions contemplated by this Agreement (the Closing) shall take place at the offices of Proskauer Rose LLP in New York, New York commencing at 10:00 a.m. local time on the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as Purchaser and Sellers may mutually determine (the Closing Date). The parties hereto shall use commercially reasonable efforts to consummate the transactions contemplated hereby within two (2) Business Days after the Bankruptcy Court has entered the Sale Order approving the sale of the Purchased Assets to Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser as of the date hereof (subject to the delivery by Sellers to Purchaser of the Disclosure Schedules in accordance with Section 10.10) and as of the Closing Date as follows:

3.01 Organization. The Company and each of its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation or formation and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on and conduct its business as it is now being conducted. The Company and each of its Subsidiaries is duly licensed, registered, admitted or qualified and in good standing in each state in which the conduct of its Business or the ownership of its properties and assets requires it to be so licensed, registered, admitted or qualified, except for failures to be so licensed, registered, admitted or qualified that would not have a material adverse effect on the Purchased Assets or the business to be conducted with the Purchased Assets by Purchaser.

3.02 Subsidiaries. Schedule 3.02 sets forth each Subsidiary of the Company and the equity interest in each such entity that is owned by the Company. Except as noted on Schedule 3.02, all outstanding shares of capital stock of the Subsidiaries are owned by the Company free and clear of all Encumbrances.

3.03 Power, Authorization and Non-Contravention.

(a) The Company has the requisite corporate power, legal capacity and authority to: (i) carry on its business as now conducted; (ii) own, operate and lease its properties and assets in the manner in which its properties and assets are currently owned, used and leased; and (iii) subject to entry of the Sale Order, enter into and perform its obligations under this Agreement and all Sellers Ancillary Agreements to which it is a party. The execution and delivery of this Agreement, the Sellers Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and stockholder action on the part of the Company.

(b) No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Authority or other Person, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for: (i) the Sale Order; (ii) the consents set forth on Schedule 3.03(b); (iii) such consents, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities or “blue sky” laws or related laws; and (iv) such other consents, authorizations, filings, approvals and registrations that if not obtained or made would not be material to the Company, Purchaser or prevent, alter or materially delay the consummation of the transactions contemplated hereby.

(c) Upon entry of the Sale Order, this Agreement and the Sellers Ancillary Agreements to which it is a party are, or when executed and delivered by the Company and the other parties thereto will be, valid and binding obligations of the Company (to the extent a party thereto) enforceable against the Company in accordance with their respective terms.

3.04 No Violations; Compliance with Legal Authorizations; Governmental Authorizations.

(a) Upon entry of the Sale Order, neither the execution and delivery of this Agreement or any Sellers Ancillary Agreement to which it is a party, nor the consummation of the transactions provided for herein or therein will conflict with, or (with or without notice or lapse of time, or both) result in a termination, Breach, impairment or violation of any provision of any Assumed Contract.

(b) Except as set forth on Schedule 3.04(b): (i) the Company is, and at all times since January 1, 2008 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct of operation of the Business or the ownership or use of any of the Purchased Assets; (ii) no event has occurred or circumstance currently exists that (with or without notice or lapse of time) constitutes or will result in a violation by the Company of, or a failure on the part of the Company to comply with, any applicable material Legal Requirement; and (iii) the Company has not received, at any time since January 1, 2008, any written notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply by the Company with, any applicable material Legal Requirement.

(c) Schedule 3.04(c) contains a complete and accurate list of each material Governmental Authorization that are collectively necessary to permit the Company to lawfully conduct and operate the Business in the manner it currently conducts and operates the Business and to permit the Company to own and use the Purchased Assets in the manner in which it currently owns and uses such Purchased Assets. Each Governmental Authorization set forth or required to be set forth on Schedule 3.04(c) is valid and in full force and effect. Except as set forth on Schedule 3.04(c): (i) the Company is, and at all times since January 1, 2008 has been, in full compliance with all of the material terms and requirements of each Governmental Authorization set forth or required to be set forth on Schedule 3.04(c); and (ii) no violation has been alleged by any Governmental Authority, no proceeding is pending or, to the Company’s Knowledge, threatened to revoke or materially limit any such Governmental Authorization, and there is no basis for any such allegation or proceeding.

3.05 Financial Statements; Internal Control Over Financial Reporting.

(a) Schedule 3.05(a) contains accurate and complete copies of the Company’s consolidating balance sheets and related statements of income and cash flows as of and for the fiscal years ended December 31, 2007, 2006 and 2005, and the related notes thereto (the Audited Financial Statements); and the Company’s unaudited balance sheet and the related statement of income and cash flows as of and for the three (3) month period ended March 31, 2008 (the Interim Financial Statements and, collectively with the Company Financial Statements, the Financial Statements). Except as set forth therein or in the notes to the Company Financial Statements, the Financial Statements were prepared from the books and records of the Company in accordance with GAAP applied on a consistent basis and present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods covered thereby (except in the case of the Interim Financial Statements, subject to normal year-end adjustments for recurring accruals, which shall not be material, either individually or in the aggregate). The unaudited balance sheet as of March 30, 2008 included in the Interim Financial Statements is referred to herein as the Interim Balance Sheet.

(b) Except as set forth on Schedule 3.05(b), since March 31, 2008 (the Latest Balance Sheet Date), the Company does not have any Liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise), except for Liabilities incurred since the Latest Balance Sheet Date in the ordinary course of business consistent with past practices that are not, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and Liabilities incurred in connection with this

Agreement. There has been no change in the Company’s accounting policies during the periods covered by the Financial Statements, except as described in the notes to the Financial Statements. The Company does not have any indebtedness, Liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Financial Statements or on Schedule 3.05(b). All projections, estimates, financial plans or budgets previously delivered to or made available to Purchaser were based upon reasonable assumptions in light of all material facts and circumstances at the time made and were provided to Purchaser in good faith.

3.06 Accounts Receivable; Inventory.

(a) The Accounts Receivable shown in the Interim Balance Sheet and that constitute Purchased Assets to be purchased under Section 2.01 arose in the ordinary course of business consistent with past practice. Allowances for doubtful accounts are adequate and have been prepared in accordance with GAAP and in accordance with the past practices of the Company. The Accounts Receivable of the Company constituting Purchased Assets to be purchased under Section 2.01 arising after the Latest Balance Sheet Date and prior to the Closing Date arose or will arise in the ordinary course of business consistent with past practice. The Accounts Receivable are not subject to any material claim of offset, recoupment, set off or counter-claim and, to the Company’s Knowledge, there are no specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim in any such case, except to the extent otherwise reflected in the allowances for doubtful accounts as provided for in the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Latest Balance Sheet Date and prior to the Closing Date, as determined in the ordinary course of business consistent with the past practices of the Company. No Person has any Encumbrance on any Accounts Receivable and no agreement for deduction or discount has been made with respect to any Accounts Receivable. Schedule 3.06(a) sets forth an aging of Accounts Receivable of the Company in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts. The Company does not have any Accounts Receivable from any director, officer or employee or Affiliate of the Company.

(b) Except as set forth on Schedule 3.06(b), the Company’s Inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete or defective, subject only to the reserve for inventory write-down set forth on the Latest Balance Sheet Date (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company.

3.07 Litigation. Except as set forth on Schedule 3.07, there is no Proceeding pending against the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, is any Proceeding threatened against the Company or any of its Subsidiaries, before any Governmental Authority or arbitrator. There is no unsatisfied adverse Order of a Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries. There is no Proceeding pending as to which the Company has received notice that in any manner could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.08 Taxes.

(a) The Company has timely filed (taking into account any valid extensions) all Tax Returns that it was required to file. All such Tax Returns were accurate and complete in all material respects and were prepared in material compliance with all Legal Requirements. All Taxes owed by the Company (whether or not shown on any Tax Return) have been duly and timely paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, nor is the Company required to file any Tax Returns in any jurisdiction in which it has not done so. There are no Encumbrances for Taxes (other than for Taxes not yet due and payable) upon the Purchased Assets.

(b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party, and all Forms W-2 and 1099 (or any other applicable form) required with respect thereto have been properly completed and timely filed.

(c) There is no dispute or claim concerning any Liability related to Taxes of the Company claimed or raised by any taxing authority in writing. Schedule 3.08(c) sets forth all federal, state, local, and foreign income Tax Returns filed by the Company for taxable periods ended within the last three (3) years, indicates those Tax Returns, if any, that have been audited, and indicates those Tax Returns, if any, that currently are the subject of audit. Except as set forth on Schedule 3.08(c), the Company has not received any notice of commencement of any audit, dispute or claim related to Taxes. The Company has delivered to Purchaser accurate and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company within the last three (3) years.

(d) The Company has not waived any statute of limitations in respect of Taxes (which waiver is currently in effect) or agreed to any extension of time with respect to a Tax assessment or deficiency (which extension is currently in effect).

(e) The Company has collected all sales, use and value added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority and has furnished properly completed exemption certificates for all exempt transactions.

(f) The Company has not engaged in a reportable transaction described in Treasury Regulation Section 1.6011-4.

3.09 Sufficiency of Purchased Assets; Title; Real Property.

(a) The Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, used by the Company to operate the Business in the manner currently operated by the Company and include substantially all of the operating assets of the Company, subject to any Excluded Assets or Retained Liabilities.

(b) The Company has good and marketable title to all of the Purchased Assets as shown on the Interim Balance Sheet, or with respect to leased Purchased Assets, valid leasehold interests in, or with respect to licensed Purchased Assets, valid licenses to use, and at the Closing will deliver the Purchased Assets free and clear of all Encumbrances (other than Permitted Encumbrances). The machinery and equipment included in the Purchased Assets are in good condition and repair, normal wear and tear excepted. The Company is in compliance in all material respects with any zoning, building, or safety ordinance, regulation or requirement or other Legal Requirement applicable to the operation of owned or leased properties, and the Company has not received any notice of such violation with which it has not complied or had waived.

(c) Schedule 3.09(c) sets forth an accurate and complete list of all real property owned by the Company, together with the Improvements (the Owned Real Property). The Company has good, valid fee simple title to the Owned Real Property free and clear of all Encumbrances, other than Permitted Encumbrances. The Permitted Encumbrances do not and will not materially adversely affect or interfere with the value, or materially adversely affect or interfere with the current use or operation of the Business.

(d) Schedule 3.09(d) sets forth an accurate and complete list of all leases, subleases, licenses, concessions and other agreements (written or oral) (Leases), pursuant to which the Company holds a leasehold or subleasehold estate in, or is granted a license, concession, or other right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property that are used in the operation of the Business (the Leased Real Property) and any cure amounts, parties, term expiration date, address and description of the Leased Real Property. The Company has delivered to Purchaser an accurate and complete copy of each of the Leases (including any and all amendments thereof), and in the case of any oral Lease, a written summary of the terms of such Lease. Subject to entry of the Sale Order or receipt of third party consents, if any, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; and (iii) the Company has not assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein.

(e) The Owned Real Property and the Leased Real Property (collectively, the Real Property) comprises all of the real property owned, occupied, leased, operated or used by the Company, and there are no other leases, subleases, licenses, concessions, or other occupancy agreements in effect with respect to the Real Property, other than the Leases. Except as set forth on Schedule 3.09(e), (i) there are no deferred real or personal property Taxes or assessments with respect to the Real Property that may or will become due and payable as a result of the consummation of the transactions contemplated by the Agreement, (ii) there are no condemnation or eminent domain proceedings pending or, to the Company’s Knowledge, threatened with respect to all or any part of the Real Property and (iii) the Company has not received any notice that the Improvements on each parcel of Real Property do not or will not, and the Company’s use thereof does not or will not, comply in all material respects with, including any and all building, zoning, subdivision, traffic, parking, land use, occupancy, health and other Legal Requirements relating to the Real Property.

(f) The Improvements are in good working condition and are suitable for the uses for which they are intended. To the Company’s Knowledge, the Improvements are free of defects and there are no facts or conditions affecting the Improvements which would materially interfere with the use or occupancy of the Improvements or with the continued operation of the Business as currently conducted, nor that require repair, alteration or correction, in each case that would become the obligation of Purchaser. All Improvements will be maintained in good working order and condition, ordinary wear and tear excepted, until the Closing Date.

(g) All utility services currently provided to the Real Property are in compliance with Legal Requirements, are installed, connected and, to the Company’s Knowledge, are operating in accordance with valid public or irrevocable private easements.

3.10 Absence of Certain Changes or Events.

(a) Excluding the effect of filing and administration of the Chapter 11 Cases, since the Latest Balance Sheet Date, the Company has carried on its business in the ordinary course substantially in accordance with the procedures and practices in effect on the Latest Balance Sheet Date.

(b) Except as set forth on Schedule 3.10, since the Latest Balance Sheet Date there has not been with respect to the Company:

(i) any change, event, circumstance or effect that, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or would reasonably be expected to have a Material Adverse Effect or a material and adverse effect on the Company’s ability to conduct the Business as currently conducted, or that is reasonably likely to impede the performance by any Seller of its obligations under this Agreement or any of the Sellers Ancillary Agreements to which it is a party;

(ii) any Encumbrance placed on any of the assets or properties of the Company, except Permitted Encumbrances;

(iii) any Liability incurred by the Company, other than trade accounts payable and other Liabilities arising in the ordinary course of business;

(iv) any purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the Purchased Assets, other than in the ordinary course of business and consistent with past practice;

(v) any material damage, destruction .or loss of any material property or asset, whether or not covered by insurance; or

(vi) any termination or resignation of any executive officer of the Company.

(c) Except as set forth on Schedule 3.10, since the Latest Balance Sheet Date, the Company has not:

(i) executed, amended, relinquished, terminated or failed to renew any material Contract constituting an asset, lease, transaction or legally binding commitment other than in the ordinary course of their business (nor has there been any written or oral indication or assertion by the other party thereto of its desire to so amend, relinquish, terminate or not renew any such Contract, lease transaction or legally binding commitment);

(ii) deferred the payment of any accounts payable outside the ordinary course of business or provided any discount, accommodation or other concession outside the ordinary course of business in order to accelerate or induce the collection of any receivable;

(iii) incurred indebtedness for borrowed money, entered into any capital lease or guaranteed any such indebtedness; or

(iv) entered into any other material transaction or taken any other material action outside the ordinary course of its business.

3.11 Intellectual Property.

(a) Except as set forth on Schedule 3.11(a), the Company owns all right, title and interest in, or has license to use, all Intellectual Property Rights used in or reasonably necessary to the conduct of its business as currently conducted including the business of the development, design, maintenance, sale, licensing, installation and use of the Company’s products and the sale of commercial services using such Intellectual Property Rights (with such Intellectual Property Rights being hereinafter collectively referred to as the Company IP Rights). Except as set forth on Schedule 3.11(a), the Company has the exclusive, unrestricted, worldwide right to design, develop, use, reproduce, manufacture, sell, license and distribute all of its products and services. Set forth on Schedule 3.11(a) is a true and complete list of all Copyrights, Trademarks and Software held or used in the Business. The Company has provided to Purchaser a true and complete list of all Trade Secrets. To the Company’s Knowledge, there exists no loss, abandonment, cancellation, termination or expiration of any Company IP Rights. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a Breach of any instrument or agreement governing any Company IP Right, will not cause forfeiture or termination or give rise to a right of forfeiture or termination of any Company IP Right or materially impair the right of the Company to use, sell or license any Company IP Right or portion thereof.

(b) Schedule 3.11(b) hereto sets forth a true, complete and accurate list of all Patents (worldwide) owned or licensed by the Corporation that are used, held for use, or otherwise relate to the Company’s past, present and/or future business (collectively, the Company Patents) and sets forth whether such Company Patents are owned by the Company (the Owned Patents) or licensed to the Company (the Licensed Patents). In the case of the Licensed Patents, Schedule 3.11(b) sets forth the name of the licensors thereof. Except as set forth on Schedule 3.11(b), the Company is the exclusive owner of, or in the case of the Licensed Patents, the exclusive licensee of, the entire right, title, and interest in and to the Company Patents, including the exclusive right to sue and recover for past and future infringement thereof, and at the Closing will deliver the Company Patents free and clear of any Encumbrances. No licenses or other rights have been granted by the Company, its Affiliates or their respective predecessors-in-interest with respect to any of the Owned Patents. All assignments evidencing the Company’s exclusive ownership of the Owned Patents have been duly and timely filed and recorded with the U.S. Patent and Trademark Office and such other foreign offices where such recordation is required in order to fully protect the Company’s ownership rights to such Patents, and no third party has claimed or recorded any such rights with respect to any of the Owned Patents. To the Company’s Knowledge, all necessary registration, maintenance or annuity, and renewal fees in connection with the Company Patents have been timely made. No government funding or university or college resources or facilities were used in the development of any of the inventions disclosed in the Company Patents in a manner that would give such government or university or college any ownership interest in or license to the Company Patents. To the Company’s Knowledge, each of the Company Patents and each claim therein is valid and enforceable. The Company Patents and the inventions claimed therein have not been dedicated to the public. To the Company’s Knowledge, all material prior art to each of the Company Patents has been disclosed to and considered by the respective patent offices during prosecution of such Company Patents. The Company has not filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Company Patents. To the Company’s Knowledge, no allowable or allowed subject matter of the Company Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party and have not been the subject of any opposition proceedings, nor is the Company aware of any basis for any such interference or opposition proceedings. The Company is not aware of any third party practicing the technology claimed in any of the Company Patents. To the best of the Company’s Knowledge, none of the Company’s products or services currently being marketed infringes upon or otherwise interferes with any patent or other proprietary right of any third party. The Company has not received any demand or claim by any person that any of the Company Patents are, or may be, invalid or that any of the Company’s products, product candidates or services infringes upon any patent or other proprietary right of any third party. The Company has not granted any Person any rights under the Company Patents. There is no action, suit, claim, proceeding, governmental proceeding or investigation, pending or threatened, which, if adversely determined, would question the scope, validity or enforceability of the Company Patents or prevent the consummation of the transactions contemplated by this Agreement or otherwise adversely affect any of the Company Patents. The Company Patents are not subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the use or licensing thereof.

(c) To the best of the Company’s Knowledge, the business of the Company and the design, development, use, manufacture, sale, license or provision of any product and service of the Company does not, and the use, manufacture, sale, license or provision of any product or service of the Company after the Effective Time will not cause the Company to infringe or violate any of the Intellectual Property Rights of any other Person. The Company has not received any written or oral claim or notice, or been involved in any Proceeding, regarding infringement or potential infringement of any Intellectual Property Rights. The Company is not using any confidential information or trade secrets of any Third Party, including any past or present employees or their respective past employers. There are no royalties, honoraria, fees or other payments payable by the Company to any Person by reason of the ownership, use, license, sale, or disposition of the Company IP Rights (other than as set forth on Schedule 3.11(c)).

(d) The Company has taken all commercially reasonable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Company IP Rights. To the Company’s Knowledge, there is no material unauthorized use, infringement or misappropriation of any Company IP Rights by any Third Party, including any employee of the Company. The Company has made available to Purchaser copies of all agreements that the Company has with its officers, employees and consultants regarding the protection of proprietary information and the assignment to the Company of all Intellectual Property Rights arising from the services performed for the Company by such Persons.

3.12 Suppliers and Customers.

(a) Schedule 3.12(a) sets forth a list of all suppliers, licensors and vendors of the Company to whom, since January 1, 2007, the Company made payments aggregating $100,000 or more, showing, with respect to each, the name, address and dollar value involved. As of the date hereof, no such supplier, licensor or vendor has canceled or otherwise terminated or materially reduced its business with the Company or materially and adversely modified its relationship with the Company nor, to the Company’s Knowledge, does any supplier, licensor or vendor, have any plan or intention to do so.

(b) Schedule 3.12(b)(i) sets forth the name of each customer or distributor of the Company who accounted for more than five percent (5%) of the revenues of the Business for the fiscal year(s) ending December 31, 2006 and December 31, 2007 (the Customers) showing with respect to each, the name, address and dollar value involved. Except as set forth on Schedule 3.12(b)(ii), between December 31, 2006 and the date of this Agreement, no Customer of the Company has canceled or otherwise terminated its relationship with the Company, or not renewed or accepted any maintenance agreements, or has decreased materially its purchases of products or services from the Company. As of the date hereof, no Customer has, to the Company’s Knowledge, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its purchase or distribution of products and/or services of the Company.

3.13 Compliance with Laws. The Company has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in compliance, in all material respects, with all Legal Requirements, and all Orders applicable to the Company, or to the Purchased Assets, the Business and the properties of the Company. The Company has received all material permits, approvals and Governmental Authorizations from, and have made all material filings with, Third Parties, including Governmental Authorities, that are necessary to the conduct of the Business as currently conducted.

3.14 Agreements and Commitments.

(a) Schedule 3.14(a) sets forth the following contracts, agreements or arrangements (whether written or oral) to which the Company is a party or which relate to the Business, and the cure amounts, if any, with respect to each such contract, agreement or arrangement: (i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person; (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than three months, result in a loss, or involve consideration in excess of $50,000; (iii) any agreement binding on the Company or any of its employees, officers or directors concerning confidentiality or nondisclosure; (iv) any agreement which prohibits or restricts the Company from freely engaging in business (including the Business) anywhere in the world; (v) any collective bargaining agreement applicable to the Business; (vi) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation (whether in base salary, commission or bonus) in excess of $100,000 or providing severance benefits; (vii) any contract relating to indebtedness of the Company; (viii) any guaranty or undertaking to be liable for the debts of others; (ix) any agreement under which the consequences of a default or termination could result in a cost or Liability to the Company in excess of $50,000; (x) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 per annum for any of the Company; (xi) any agreement relating to ownership of or investments in any Person (including investments in joint ventures and minority equity investments); (xii) all agreements relating to the licensing of Intellectual Property Rights by the Company to a Third Party or by a Third Party to the Company and all other agreements affecting the Company’s ability to use or disclose any Intellectual Property; and (xiii) all other agreements which are material to the Business or which are required for the continued operation of the Business in the ordinary course of business.

(b) The Company has delivered to Purchaser an accurate and complete copy of each written agreement and a written summary setting forth the terms and conditions of each oral agreement listed on Schedule 3.14(a). With respect to each such agreement: (i) the agreement is in full force and effect and constitutes the entire agreement by and between the parties thereto; (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) except as set forth on Schedule 3.14(b), the agreement does not prohibit or require the consent of any Person to the assignment and assumption by Purchaser of such agreement; (iv) the agreement will not prohibit competition or restrict the ability of Purchaser to engage in any lawful business after the Closing; (v) no party has repudiated any provision of the agreement or given notice that the agreement has terminated or will be terminating; and (vi) except as set forth in the Executory Contract Assumption and Assignment Order, the assignment of the agreement to, and the assumption of the agreement by, Purchaser will not result in any penalty, premium, or variation of the rights, remedies, benefits or obligations of any party thereunder.

3.15 Employee Matters.

(a) Schedule 3.15(a) sets forth a correct and complete list of all Employee Plans.

(b) The Company has provided Purchaser with true and correct detailed descriptions of all compensation, including salary, bonus and deferred compensation paid or payable, for each officer, employee, consultant and independent contractor of the Company for the fiscal year ended December 31, 2007 or is anticipated to receive compensation in excess of $100,000 for the fiscal year ending December 31, 2008.

(c) The Company is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements that pertain to the employees of the Company. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation currently pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending, or to the Company’s Knowledge, threatened by any labor organization or group of employees of the Company. There are no strikes, work stoppages, slowdowns, lockouts or similar labor disputes, unfair labor practice charges, arbitrations, material grievances, unfair employment practice charges or complaints, or other claims or complaints against the Company, pending or, to the Company’s Knowledge, threatened by or on behalf of any employee or group of employees of the Company.

3.16 Relationships with Affiliates. Except as set forth on Schedule 3.16, no Person (except the Company) has, or since January 1, 2005 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. Neither the Company nor any Affiliate of the Company owns, or since January 1, 2005 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions disclosed on Schedule 3.16, each of which has been conducted in the ordinary course of business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with the Company with respect to any of the products and/or services of the Company in any market currently served by the Company.

3.17 Environmental Matters.

(a) Except as set forth on Schedule 3.17:

(i) the Company and the Business is, and has been, in compliance with all applicable Environmental Laws in all material respects;

(ii) the Assumed Real Property is, and during the Company’s lease or operation, has been, in compliance with all applicable Environmental Laws;

(iii) the Company has obtained and currently maintains all Environmental Permits applicable to its operations and is, and has been, in compliance with all Environmental Permits in all material respects;

(iv) there is no Environmental Claim pending or, to the Company’s Knowledge, threatened against or affecting the Company, or any Affiliate of the Company or any Real Property currently or, to the Company’s Knowledge, formerly owned, operated or leased by the Company, any predecessor, any Affiliate of the Company or any former Subsidiary, and no facts, circumstances or conditions exist that would reasonably be expected to form the basis of any such Environmental Claim;

(v) the Company nor any Affiliate of the Company has not received any notice of or entered into or assumed by Contract or operation of any Legal Requirement or otherwise, any material obligation, liability, order, decree, settlement, Proceeding, judgment or injunction relating to or arising under Environmental Laws;

(vi) neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated herein, nor compliance by the Company with any of the provisions herein, will result in the suspension, termination or revocation of, or a right of suspension, termination or cancellation under, any Environmental Permit for the Business; and

(vii) there has been no material Release by the Company, or to the Company’s Knowledge, by any third party, of any Hazardous Substance in, on, at, under or from any properties currently or previously owned, leased or operated by the Company, any predecessor, any Affiliate of the Company or any former Subsidiary of the Company or, to the Company’s Knowledge, at any third-party location to which the Company, any predecessor, any Affiliate of the Company or any former Subsidiary of the Company transported or arranged for the disposal or treatment of any Hazardous Substances.

(b) The Company has made available correct and complete copies of all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to currently or previously owned, leased or operated properties of the Company, any predecessor, any Affiliate of the Company or any former Subsidiary of the Company.

(c) Except as set forth on Schedule 3.17, there is not now, nor to the Company’s Knowledge, has there been in the past, on, in or under any Real Property owned, leased or operated by the Company, any predecessor, any Affiliate of the Company or any former Subsidiary of the Company, (i) any underground storage tanks, above-ground storage tanks, dikes, ponds, lagoons or impoundments, (ii) any asbestos or asbestos-containing materials, (iii) any polychlorinated biphenyls or (iv) any radioactive substances.

(d) None of the Company, any predecessor, any Affiliate of the Company or any former Subsidiary of the Company has manufactured, distributed or otherwise incorporated into any product that they manufactured or distributed, or ever acquired any company or business that manufactured, distributed or otherwise incorporated into any product that they manufactured or distributed, any asbestos or asbestos-containing materials.

(e) None of the matters set forth on Schedule 3.17, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

3.18 Insurance. The Company maintains fire and casualty, workers compensation, general liability, business interruption and product liability insurance (which current policies are set forth on Schedule 3.18) that it believes to be reasonably prudent for similarly sized and similarly situated businesses. Schedule 3.18 sets forth all claims made under insurance policies since January 1, 2005 and the premiums that apply with respect to such insurance policies as of the date of this Agreement.

3.19 Brokers. Except for the fees payable by the Company to Allen & Co., no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

3.20 Payments. The Company has not, directly or indirectly, paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person that is in any manner related to the assets or the Business in violation of any Legal Requirement. Neither the Company, nor any member, officer, director or employee of the Company has received or, as a result of the consummation of the transactions contemplated by this Agreement, will receive any rebate, kickback or other improper or illegal payment from Person with whom the Company conducts or has conducted business.

3.21 Accuracy of Disclosure. This Agreement, the Disclosure Schedules, and any of the certificates or documents to be delivered by the Company to Purchaser under this Agreement, taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser, where applicable, hereby represents and warrants to Sellers on the date hereof and as of the Closing Date as follows:

4.01 Organization. Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

4.02 Power, Consents; Absence of Conflicts. Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement and all agreements to which Purchaser is or will be a party that are required to be executed pursuant to this Agreement (the Purchaser Ancillary Agreements). The execution, delivery and performance by Purchaser of this Agreement and the Purchaser Ancillary Agreements, and the consummation by Purchaser of the transactions contemplated by this Agreement and the Purchaser Ancillary Agreements:

(a) are within Purchaser’s corporate powers and are not in contravention of the terms of its certificate of incorporate or bylaws, each as amended to date, and have been duly authorized by all necessary corporate action;

(b) except for the entry of a Sale Order or as otherwise expressly provided in this Agreement, do not require any approval or consent of, or filing with, any Governmental Authority;

(c) do not conflict with or result in any breach or contravention of, any material agreement to which Purchaser is a party or by which it is bound; and

(d) do not violate any Legal Requirement to which Purchaser may be subject.

4.03 Binding Agreement. This Agreement and the Purchaser Ancillary Agreements are (or upon execution will be) valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with the respective terms hereof and thereof, except as enforceability against Purchaser may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4.04 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission from Purchaser in connection with the transactions contemplated by this Agreement.

4.05 Sufficiency of Funds. Purchase has sufficient funds available to pay the Purchase Price and the Assumed Cure Amounts at Closing.

ARTICLE V

COVENANTS OF SELLERS

5.01 Advice of Changes. During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article XII, Sellers will promptly advise the Purchaser in writing of: (i) the discovery by Sellers of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by the Company or DESC contained in this Agreement untrue or inaccurate in any material respect; (ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by Sellers contained in this Agreement, if made on or as of the date of such event or the Closing Date (provided that representations and warranties that are confined to a specific date shall speak as of that date), untrue or inaccurate in any material respect; (iii) any Breach of any covenant or obligation of Sellers pursuant to this Agreement or any Ancillary Agreement; (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article IX impossible or unlikely; and (v) any Material Adverse Effect.

5.02 Conduct of Business.

(a) During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article XII, the Company shall, except as contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing, carry on the Business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements and, subject to orders of the Bankruptcy Court and otherwise to the requirements of the Bankruptcy Code, pay its debts and Taxes when due, pay or perform other material obligations when due, file all Tax Returns in the ordinary course of business and use all commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) make available the services of its present officers and employees, (iii) preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with which it has business dealings, (iv)

maintain the Purchased Assets in good working condition and repair according to the standards it has maintained as of the date of this Agreement, subject only to ordinary wear and tear (including maintaining the intangible assets by making all filings and paying all renewal fees), and (v) keep in full force all insurance policies set forth on Schedule 3.18 and obtain, renew or extend any insurance required for the Business and the Purchased Assets. In addition, during that period, the Company will promptly notify Purchaser of any material event involving the operation of the Business or the Purchased Assets consistent with the agreements contained herein.

(b) In addition, during the period from the date of this Agreement until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article XII, except as provided otherwise herein or as required by order of the Bankruptcy Court or as approved or recommended by the Purchaser in writing, the Company and its Subsidiaries will not, without the prior written consent of Purchaser:

(i) (A) materially revalue any of its assets, (B) except as required by GAAP, make any change in Tax accounting methods, principles or practices, (C) agree to any material audit assessment by any Tax authority, (D) enter into any closing agreement affecting any Tax Liability of refund of the Company, (E) settle or compromise any material Tax Liability or refund of the Company, (F) extend or waive the application of any statute of limitations regarding assessment or collection of any Tax of the Company, (G) make, revoke or amend any Tax election of the Company, or (H) authorize, resolve, commit or agree to take any of the actions prohibited by this Section 5.02(b)(i);

(ii) materially change its business practices or policies with respect to its products and/or services or its customers;

(iii) institute (i) any increase in any compensation (including awards of equity-based compensation) payable to any current or former director, officer or employee of the Company or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefit made available to employees of the Company; or (ii) any increase in severance or termination pay, except to the extent required under any agreement in existence as of the date of this Agreement;

(iv) directly or indirectly, cause any state of affairs, action or omission that constitutes, or could lead to, a Material Adverse Effect;

(v) enter into, modify or negotiate the terms of any material contracts affecting any of the Purchased Assets;

(vi) fail to maintain appropriate levels of Inventory (other than dispositions of Inventory in the ordinary course of business consistent with past practice);

(vii) allow to lapse or become abandoned any Intellectual Property Rights;

(viii) terminate any employee or independent contractor of the Company, except in the ordinary course of business consistent with past practice;

(ix) take any action inconsistent with this Agreement or with the consummation of the transactions contemplated hereby; and

(x) agree to do any of the things described in the preceding Sections 5.02(b)(i) through (ix).

5.03 Regulatory Approvals. Sellers shall provide evidence in form and substance reasonably satisfactory to Purchaser that Sellers have obtained all Governmental Authorizations (including any in connection with Environmental Laws) legally required in connection with this Agreement and consummation of the transactions contemplated herein, including evidence of the Company’s compliance with any applicable Real Property transfer requirements or any voluntary cleanup agreements.

5.04 Necessary Consents. If the assignment of any of the Purchased Assets requires the consent of any Third Parties pursuant to Section 365 of the Bankruptcy Code, then Sellers will use all commercially reasonable efforts to obtain such consents and will take such other actions as may be necessary or appropriate for Sellers to allow the consummation of the transactions provided for herein and to facilitate and allow the Purchaser to carry on the Business after the Closing Date, including, to the extent required by applicable Environmental Law, the transfer, assignment, or securing of reissuance of any of the Environmental Permits and the provision of required notices, and the obtaining of any consents required to assign the Assumed Contracts and/or Assumed Real Property to Purchaser, and such consents shall be in full force and effect.

5.05 Securities Laws. Sellers shall use all reasonable efforts to assist Purchaser to the extent necessary to comply with applicable federal and state securities or “blue sky” laws or related laws of all jurisdictions applicable in connection with the transactions contemplated by this Agreement.

5.06 Litigation. Sellers will notify Purchaser in writing promptly after learning of any Proceeding by or before any Governmental Authority initiated or threatened against Sellers relating to the Business or the Purchased Assets or for the purpose or with the effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or that, if adversely determined, would be reasonably expected to have a Material Adverse Effect. If any Seller becomes subject to a review by the Internal Revenue Service or any other Taxing agency or authority for periods prior to the Closing Date, and such review has the potential to materially affect the Liability of Purchaser or any of its Affiliates for any Taxes due with respect to a Taxable period ending after the Closing Date, Sellers shall keep Purchaser informed on a regular basis of the nature of such Proceedings and shall consider in good faith any recommendations made by Purchaser as to the conduct and settlement of such Proceedings. In no event will Sellers enter into any settlement or other stipulation with respect to any such review without the written consent of the Purchaser, which consent will not be unreasonably withheld, conditioned or delayed.

5.07 Employment Matters.

(a) The Company agrees that, from and after the date hereof, Purchaser may offer employment, effective as of the Closing, to any Persons employed by the Company, which employment will become effective as of the Closing Date and only if the Closing occurs. Only if the Closing occurs, any such Person who accepts such an offer of employment with Purchaser shall be a Transferred Employee and shall be employed by Purchaser on such terms and conditions as Purchaser and each such Transferred Employee may mutually agree. Upon request of Purchaser, Sellers shall provide Purchaser reasonable access to data (including computer data) regarding the dates of hire, compensation, benefits, and job descriptions of the Transferred Employees.

(b) At Closing, Purchaser shall make available or establish such employee benefit plans, programs and policies for the benefit of the Transferred Employees and their eligible dependents as Purchaser shall elect to make available to the Transferred Employees (the Purchaser Plans). With respect to participation in any Purchaser Plans, Purchaser shall credit (i) each Transferred Employee with his or her service with the Company between the Petition Date and the Closing Date to the same extent such service would have been credited had such service been with Purchaser, up to the priority limits imposed by Section 507 of the Bankruptcy Code and (ii) the Transferred Employees with all service recognized by the Company under the Employee Plans as service with Purchaser for purposes of eligibility to participate and vesting under the Purchaser Plans, but not for the purpose of benefit accruals, provided that the foregoing shall not be construed to require crediting of service that would result in duplication of benefits. Purchaser shall waive any coverage-waiting period, pre-existing condition, and actively-at-work requirements under the Purchaser Plans to the extent such conditions or requirements have been satisfied under corresponding Employee Plans as of the Closing Date and shall use commercially reasonable efforts to provide that any eligible expenses incurred under the applicable Employee Plan before the Closing Date by a Transferred Employee (and his or her dependents) during the calendar year of the Closing and timely disclosed to Purchaser by such Transferred Employee in accordance with the terms and conditions of the applicable Purchaser Plan shall be taken into account for purposes of satisfying the applicable deductible, coinsurance, and maximum out-of-pocket provisions, and applicable annual and/or lifetime maximum benefit limitations of such applicable Purchaser Plan.

(c) The Company shall promptly notify Purchaser if any of the Company’s directors or officers becomes aware that any of the key personnel set forth on Schedule 5.07(c) intends to leave the Company’s employ.

(d) Purchaser shall adopt (i) the “standard procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53. Under this procedure, Purchaser, as the successor employer, shall provide Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by Purchaser as the successor employer for the portion of the calendar year beginning on the day after the Closing Date. The Company, as the predecessor employer, shall provide Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by the Company for the portion of the calendar year beginning January 1, 2008 and ending on the Closing Date. Purchaser shall adopt the “standard procedure” of Rev. Proc. 2004-53 for purposes of IRS Forms W-4 (Employee’s Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure, Purchaser shall keep on file the Forms W-4 and W-5 provided by the Transferred Employees for the period required by applicable Legal Requirements concerning record retention. Purchaser shall obtain new IRS Forms W-4 and W-5 with respect to each Transferred Employee.

(e) The parties hereto acknowledge and agree that all provisions contained in this Section 5.07 are included for the sole benefit of the parties hereto, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employee or former employee of the Company (including the Transferred Employees), any participant in any employee benefit plan maintained by Purchaser or any of its Affiliates, or any dependent or beneficiary thereof, or (ii) to continued employment with Purchaser or any of its Affiliates.

5.08 Satisfaction of Closing Conditions. Sellers will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article IX on or before the Closing Date. Subject to the terms and conditions of this Agreement, Sellers will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated and, without limiting the generality of the foregoing, to obtain all consents and authorizations of Third Parties and to make all filings with, and give all notices to, Third Parties that may be necessary or reasonably required on their part in order to effect the transactions contemplated hereby.

5.09 Change of Name. On or before the Closing Date, the Company shall (a) amend its constitutive documents and take all other actions necessary to change its name to one sufficiently dissimilar to the Company’s present name, in Purchaser’s judgment, to avoid confusion; and (b) take all actions requested by Purchaser to enable Purchaser to change its name to the Company’s present name. In addition, from and after the Effective Time, the Company shall not use its present name or any variation thereof.

5.10 Access to Information. During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article XII, subject to the terms and conditions hereof relating to the confidentiality and use of confidential and proprietary information, and subject to compliance with applicable Legal Requirements, Sellers will provide Purchaser and its representatives and agents with reasonable access, during regular business hours, to the Assumed Real Property, files, books, records and offices of the Company, including any and all information relating to Taxes, commitments, Contracts, Leases, licenses, real, personal and intangible property (including any Intellectual Property Rights), and financial condition. Sellers will cause their accountants to cooperate with Purchaser and its representatives and agents in making available all financial information reasonably requested, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

5.11 Casualty. If, between the date of this Agreement and the Closing, any of the Purchased Assets shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty, or any other cause (Casualty), then Purchaser shall have the option to: (a) acquire such Purchased Assets on an “as-is” basis and take an assignment from the Company of all insurance proceeds payable to the Company in respect of the Casualty, or (b) if Casualty would have a Material Adverse Effect, terminate this Agreement and the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF PURCHASER

6.01 Advice of Changes. During the period from the date of this Agreement until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article XII, Purchaser will promptly advise the Company in writing of: (i) the discovery by Purchaser of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by Purchaser contained in this Agreement untrue or inaccurate in any material respect; (ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by Purchaser contained in this Agreement, if made on or as of the date of such event or the Closing Date (provided that the representations and warranties that are confined to a specific date shall speak only as of such date), untrue or inaccurate in any material respect; (iii) any Breach of any covenant or obligation of the Purchaser pursuant to this Agreement or any Purchaser Ancillary Agreement; (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article XI impossible or unlikely; and (v) any material adverse effect on Purchaser.

6.02 Litigation. Purchaser will notify the Company in writing promptly after learning of any Proceeding threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or that would be reasonably expected to have a material adverse effect on Purchaser.

6.03 Satisfaction of Conditions Precedent. Upon the terms and subject to the conditions of this Agreement, Purchaser will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article X on or before the Closing Date. Upon the terms and subject to the conditions of this Agreement, Purchaser will use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of Third Parties and to make all filings with, and give all notices to, Third Parties that may be necessary or reasonably required on its part in order to effect the transactions provided for herein.

ARTICLE VII

ADDITIONAL COVENANTS

7.01 Non-Competition; Non-Solicitation.

(a) Non-Competition. For a period of five (5) years after the Closing Date, neither Seller shall, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, or render services to, or guarantee the obligations of, any Person engaged in or planning to become engaged in the Business or any business that competes with the Business (a Competing Business); provided, however, that Sellers may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b) Non-Solicitation. For a period of five (5) years after the Closing Date, neither Seller shall, directly or indirectly, (i) contact or solicit any customer of the Company as of the Closing Date for the purpose of (A) diverting or influencing any such customer to purchase any products or services marketed, sold, distributed or provided by the Company as of the Closing date from a Competing Business or (B) marketing, selling, distributing or providing any product or service that is, or is proposed to be, marketed, sold, distributed or provided by the Company as of the Closing Date or (ii) interfere with, disrupt or attempt to disrupt, any present or prospective relationship, contractual or otherwise, between the Company and any vendor, supplier, dealer, distributor, customer, employee, consultant or other person having business dealings with the Company as of the Closing Date. For a period of five (5) years after the Closing Date, neither Seller shall, directly or indirectly, hire or solicit for employment as an employee or consultant any person who is or was an employee or director of, or advisor or consultant to, the Company at the Closing or during the period between January 1, 2007 and the Closing, without the written consent of Purchaser, until such time as such Person has been separated from the Company or Purchaser, as applicable, for a period of one (1) year.

(c) Modification of Covenant. If a Final Order of a Governmental Authority of competent jurisdiction determines that any term or provision contained in Section 7.01(a) or (b) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.01 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 7.01 is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage being conferred on Sellers.

7.02 Further Assurances. Sellers agree that if, at any time before or after the Effective Time, Purchaser considers or is advised that any further deeds, assignments, assurances or other actions are reasonably necessary or desirable to vest, perfect or confirm Purchaser’s assumption of the Assumed Liabilities, Sellers shall execute and deliver all such proper deeds, assignments and assurances and do all other things reasonably necessary to vest, perfect or confirm title to such property or rights in Purchaser and take all such other lawful and reasonably necessary action to carry out the purposes of this Agreement. In addition, from and after the Closing Date, Sellers agree that they will (i) remit to Purchaser all checks or payments received by them to which Purchaser is entitled in connection with Purchaser’s purchase of the Purchased Assets or assumption of the Assumed Liabilities and (ii) collect any and all insurance proceeds arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Effective Time and remit such sums directly to Purchaser. Purchaser agrees that if, at any time before or after the Effective Time, Sellers consider or are advised that any further instruments of assumption or assurances are reasonably necessary or desirable to confirm Purchaser’s assumption of the

Assumed Liabilities, Purchaser shall execute and deliver all such proper instruments and assurances and do all other things reasonably necessary to confirm Purchaser’s assumption of the Assumed Liabilities, and take all such other lawful and reasonably necessary action to carry out the purposes of this Agreement.

7.03 Confidentiality. Each party agrees that it will treat in confidence all documents, materials and other information that it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials that have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any Third Party (other than, in the case of Purchaser, to its counsel, accountants, financial advisors or lenders, and in the case of Sellers, to their counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; provided, however, that, after the Closing, Purchaser may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Purchased Assets or the business conducted therewith. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information that (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby. In addition, the Reciprocal Non-Disclosure Agreement dated May 20, 2008 between New Enterprise Associates 12, L.P. and DESC shall be deemed incorporated herein as if set forth in full. To the extent Sellers are permitted to disclose the existence or terms of confidentiality agreements entered into by or on behalf of Sellers with any Person in connection with the transactions contemplated hereby, Sellers hereby assign to Purchaser, effective at the Closing, its rights under all such confidentiality agreements to the extent that such rights relate to Sellers. Copies of such confidentiality agreements shall be provided to Purchaser on the Closing Date.

7.04 Accounts Receivable/Collections. After the Closing, the Company shall permit, and hereby authorizes, Purchaser to collect, in the name of the Company, all Accounts Receivable constituting part of the Purchased Assets and to endorse with the name of the Company for deposit in Purchaser’s account any checks or drafts received in payment thereof. The Company shall promptly deliver to Purchaser any cash, checks or other property that it may receive after the Closing in respect of any Accounts Receivable or other asset constituting part of the Purchased Assets.

ARTICLE VIII

BANKRUPTCY PROCEDURES, ETC.

8.01 Filing of Sale Motion; Entry of Purchaser Protection and Bidding Procedures Order; Additional Seller. Promptly following, but no later than two (2) Business Days after the date of this Agreement, Sellers shall file the Sale Motion and such other motions as are necessary to implement the transactions contemplated by this Agreement. Sellers shall request a prompt hearing relative to, and shall use commercially reasonable efforts to obtain, entry of the Purchaser Protection and Bidding Procedures Order. From and after the date of this Agreement, to the extent that any Affiliate of Sellers acquires, owns or holds any portion of the Purchased Assets or conducts any portion of the Business and initially is not a party hereto, Sellers shall cause each such Affiliate to become a party to this Agreement as an additional Seller.

8.02 Other Filings. The parties agree that, based upon the current facts known to them, no Other Filings (as hereinafter defined) are required. Notwithstanding the foregoing, in the event that Other Filings are required, as promptly as practicable after the date of this Agreement, each of Sellers and Purchaser will prepare and file any other filings required to be filed by them under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the transactions contemplated by this Agreement (the Other Filings). Sellers and Purchaser each shall promptly supply the other with any information that may be required in order to effectuate any filings pursuant to this Section 8.02.

8.03 Assumed Contracts; Rejected Contracts.

(a) Assumed Contracts. Subject to the approval of the Bankruptcy Court and pursuant to the Executory Contract Assumption and Assignment Order, the Assumed Contracts will be assumed by Sellers and assigned to Purchaser or Purchaser’s designee on the Closing Date under Section 365 of the Bankruptcy Code. In the Sale Motion, or in such additional or subsequent motions as may be appropriate, Sellers will seek authority to assume and assign the Assumed Contracts to Purchaser (or Purchaser’s designee) in accordance with Section 365 of the Bankruptcy Code. All Assumed Contracts shall be assigned to and assumed by Purchaser (or Purchaser’s designee) at the Closing. Subject to the following right of Sellers to reject any Contract, the final determination of which Contracts Sellers will assume and assign to Purchaser shall be within the sole discretion of Purchaser. At the Closing, Purchaser shall be responsible for paying all Assumed Cure Amounts and the Company shall be responsible for paying any cure amounts in excess of the Assumed Cure Amounts out of Purchase Price proceeds.

(b) Rejected Contracts. Schedule 8.03(b) will be delivered by Sellers on or prior to the Schedule Delivery Date and will contain an initial schedule of Rejected Contracts. On or prior to the day that is one (1) day prior to the Bid Deadline, Purchaser may, by written notice to Sellers, designate additional Contracts as Rejected Contracts to be included in an amended Schedule 8.03(b). Upon any such amendment to Schedule 8.03(b), Schedule 2.01(e) shall be amended accordingly to remove any contracts designated as Rejected Contracts. Subsequent to the Bankruptcy Court’s entry of the Purchaser Protection and Bidding Procedures Order and prior to Closing, Sellers shall consult with Purchaser about any Rejected Contract Sellers seek to reject and consider in good faith Purchaser’s opinions on any such rejection, in recognition of Purchaser’s bona fide interest in preserving to the maximum extent possible the Contracts that Purchaser believes are reasonably necessary to the continued operation and financial viability of the Business after Closing, but Sellers shall have the right in their discretion to reject any Contract other than any Assumed Contract that in their judgment Sellers believe must be rejected to maintain the viability of the Business prior to the Closing Date or to comply with any order of the Bankruptcy Court.

8.04 Bankruptcy Court Approval.

(a) Sellers shall use all commercially reasonable efforts to obtain Bankruptcy Court approval of the Sale Order which, among other things, will contain findings of fact and conclusions of law (i) finding that this Agreement was proposed by the parties in good faith and represents the highest and best offer for the Purchased Assets; (ii) finding that Purchaser is a good faith purchaser under Section 363(m) of the Bankruptcy Code and that the provisions of Section 363(n) of the Bankruptcy Code have not been violated; (iii) authorizing and directing Sellers to consummate the transaction contemplated by this Agreement and sell only the Purchased Assets to Purchaser pursuant to this Agreement and Sections 363 and 365 of the Bankruptcy Code, free and clear of all Encumbrances (including any and all “interests” in the Purchased Assets within the meaning of Section 363(f) of the Bankruptcy Code), other than the Assumed Liabilities and the Permitted Encumbrances, such that Purchaser shall not incur any liability as a successor to the Business; (iv) authorizing and directing Sellers to execute, deliver, perform under, consummate and implement, this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing; (v) finding that Purchaser is not a successor in interest to Sellers or otherwise liable for any Retained Liability, (vi) finding that Purchaser’s acquisition of the Purchased Assets and assumption of the Assumed Liabilities does not reflect a significant continuity of the business of Sellers and permanently enjoins each and every holder of a Retained Liability from commencing, continuing or otherwise pursuing or enforcing any remedy, claim or cause of action against Purchaser relative to such Retained Liability; (vii) finding that the sale of the Purchased Assets does not constitute a sub rosa plan of reorganization; and (viii) directing Sellers, at the direction of the Purchaser, to immediately consummate the sale of the Purchased Assets without awaiting the expiration of any applicable time period for appealing the Sale Order.

(b) Sellers shall use all commercially reasonable efforts to obtain Bankruptcy Court approval of the Executory Contract Assumption and Assignment Order.

(c) Sellers shall use all commercially reasonable efforts to obtain Bankruptcy Court approval of the Purchaser Protection and Bidding Procedures Order that, among other things, (i) approves and makes binding the Sellers’ entry into this Agreement, (ii) approves the Break-Up Fee, (iii) provides that Purchaser’s claim to the Break-Up Fee, shall, in the event Sellers elect to sell the Purchased Assets to a Qualified Bidder, constitute a first priority lien against and be paid out of the proceeds of the sale to such Qualified Bidder or out of the proceeds of any other sale, transfer or other disposition of the Purchased Assets, (iii) establishes a date by which initial Qualified Bids must be submitted, (iv) establishes the Sale Hearing procedures for an auction at which only Qualified Bidders who have previously submitted a Qualified Bid may bid, (v) sets the Minimum Incremental Bid Amount at Three Hundred Fifty Thousand Dollars ($350,000) for the initial incremental bid and Two Hundred Fifty Thousand Dollars ($250,000) for any additional incremental bids and (vi) requires Sellers to promptly provide a copy of any Qualified Bid to Purchaser and to any Qualified Bidder who has submitted a Qualified Bid.

(d) Sellers shall promptly make any filings, take all actions, and use its commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate, or as otherwise reasonably requested by Purchaser, for consummation of the transactions contemplated by this Agreement , subject to its obligations to comply with any order of the Bankruptcy Court.

(e) In the event an appeal is taken, or a stay pending appeal is requested, from the Sale Order, the Executory Contract Assumption and Assignment Order or the Purchaser Protection and Bidding Procedures Order, Sellers shall immediately notify Purchaser of such appeal or stay request and shall provide to Purchaser within one (1) business day a copy of the related notice of appeal or order of stay. Sellers shall also provide Purchaser with written notice of any motion or application filed in connection with any appeal from either of such orders.

(f) Purchaser shall cooperate in providing such information and evidence as is reasonably necessary to obtain the orders described in this Section 8.04.

8.05 Break-Up Fee; Deposit. In the event of a termination of this Agreement pursuant to Section 12.01(a)(iv)(A), the Company will pay to NEA LLC an amount equal to $315,000 (the Break-Up Fee). In the event of a termination of this Agreement by Sellers pursuant to Section 12.01(a)(ii) as a result of a material Breach by Purchaser, the Company shall be entitled to retain the Deposit as liquidated damages, with such retention serving as the sole and exclusive remedy of Sellers for any termination hereof.

8.06 Defense of Orders. Sellers, at their sole cost and expense, shall defend the Sale Order in the event that Purchaser elects, in its sole discretion, to close the purchase of the Purchased Assets notwithstanding the pendency of any motion for reconsideration or appeal of such Orders and shall promptly reimburse Purchaser for its reasonable attorneys’ fees and costs in entering an appearance and in participating in such reconsideration or appeal.

8.07 No Solicitation. From and after the date of this Agreement until the entry of the Purchaser Protection and Bidding Procedures Order, neither Seller nor any of their respective members, directors, employees, accountants, attorneys, or other agents or representatives shall, directly or indirectly, solicit a Competing Proposal. After entry of the Purchaser Protection and Bidding Procedures Order, Sellers shall be entitled to give such notice of the Purchaser Protection and Bidding Procedures Order as the Bankruptcy Court requires to respond to and discuss any Competing Proposals from a Qualified Bidder, to provide information, including due diligence materials, to Qualified Bidders and to negotiate and discuss any Qualified Bid; provided, however, that Sellers shall provide Purchaser with copies of all Competing Proposals and other related communications received from third parties within one (1) Business Day after Sellers’ receipt thereof. Nothing in this Section 8.07 shall require the divulgence of the identity of any third party making a Competing Proposal in violation of any confidentiality agreement with such third party.

8.08 Certain Tax Matters.

(a) Cooperation. Purchaser and Sellers shall, and shall cause their respective Affiliates, officers, employees, agent, auditors and representatives reasonably to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Purchased Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the conduct of any audit by any taxing authority, and the prosecution of any defense or claim, suit or proceeding relating to any Tax. Purchaser and Sellers shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Purchased Assets or the Business.

(b) Transfer Taxes. Notwithstanding Section 8.08(c), except as hereinafter provided, any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (collectively, “Transfer Taxes”) which may be payable by reason of the transfer of the Purchased Assets shall by borne and timely paid by Purchaser when due, and Purchaser shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required, Sellers shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. Sellers shall prepare and file in a timely manner, all applicable forms and returns necessary to allow the transfer of the Purchased Assets on the Closing Date to be exempt, to the extent possible under applicable Legal Requirements, from the payment of Transfer Taxes.

(c) Apportionment of Taxes. Except as provided in Section 8.08(b):

(i) Sales and use Taxes with respect to the Purchased Assets relating to a Straddle Period shall be apportioned in the following manner: the amount of sales and use Taxes allocated to the Pre-Closing Tax Period or Post-Closing Tax Period included in the Straddle Period shall be determined by closing the books of the Company as of the close of business on the Closing Date and by treating each of such Pre-Closing Tax Period and Post-Closing Tax Period as a separate taxable year.

(ii) Property Taxes relating to a Straddle Period shall be apportioned in the following manner: the amount of Property Taxes allocated to the Pre-Closing Tax Period included in a Straddle Period shall be equal to the total amount of such Property Taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period included in the Straddle Period and the denominator of which is the total number of days in the Straddle Period. The amount of Property Taxes attributable to the Post-Closing Tax Period included in a Straddle Period shall be equal to the total amount of Property Taxes for the Straddle Period less the amount of Property Taxes attributable to the Pre-Closing Tax Period included in the Straddle Period.

(iii) Sellers shall be liable for (and shall promptly reimburse Purchaser to the extent Purchaser shall have paid) that portion of sales, use and Property Taxes relating to, or arising in respect of, Pre-Closing Tax Periods.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF SELLERS

Sellers’ obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Sellers, but only in writing signed on behalf of Sellers):

9.01 Accuracy of Representations and Warranties; Performance of Covenants. Each of the representations and warranties of Purchaser set forth in Article IV of this Agreement shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct on and as of such particular date as if made on and as of such particular date. Purchaser shall have performed and complied in all material respects with all of its covenants, agreements and conditions required to be performed, satisfied or complied with by it hereunder on or prior to the Closing.

9.02 Compliance with Law. There shall be no Order by any Governmental Authority or any other fact or circumstance that would prohibit or render illegal the transactions contemplated by this Agreement.

9.03 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the sale of Purchased Assets by any Governmental Authority having jurisdiction over the parties hereto and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities or “blue sky” laws.

9.04 Absence of Litigation. No litigation or proceeding shall be pending that could reasonably be expected to have the effect of enjoining or preventing the consummation, or altering the terms, of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending that could reasonably be expected to have a material adverse effect on Purchaser that has not been previously disclosed to Sellers herein.

9.05 Sale Order. The Bankruptcy Court shall have entered the Sale Order.

9.06 Other Deliveries. Purchaser shall have delivered the following to the Company:

(a) the Purchase Price in accordance with Section 2.03(b);

(b) an assumption agreement, fully executed by Purchaser, in form and substance reasonably acceptable to Sellers, pursuant to which Purchaser shall assume the future payment and performance of the Assumed Liabilities;

(c) copies of resolutions duly adopted by the board of directors of Purchaser authorizing and approving Purchaser’s execution and delivery of this Agreement and the transactions contemplated by this Agreement, certified as true and in full force and effect as of the Closing Date by an appropriate officer of Purchaser;

(d) certificates of the duly authorized President or a Vice President of Purchaser certifying that, except as expressly limited to a specific date, each of the representations and warranties of Purchaser contained in this Agreement are true and correct on and as of the Closing Date in all material respects, and that each and all of the terms, covenants and agreements to be complied with or performed by Purchaser on or before the Closing Date have been complied with and performed in all material respects;

(e) certificates of incumbency for the officer(s) of Purchaser executing this Agreement and other Closing documents, dated as of the Closing Date; and

(f) such other agreements, instruments and documents as Sellers reasonably deem necessary to effect the transactions contemplated by this Agreement.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Purchaser, but only in a writing signed on behalf of Purchaser):

10.01 Accuracy of Representations and Warranties; Performance of Covenants. Each of the representations and warranties of the Company set forth in Article III shall be true and correct in all material respects (or in all respects, to the extent any such representation and warranty is already qualified by materiality) on and as of date hereof (subject to the delivery by Sellers to Purchaser of the Disclosure Schedules in accordance with Section 10.10) and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that, to the extent such representations and warranties address matters only as of a particular date, such representations and warranties shall, to such extent, be true and correct on and as of such particular date as if made on and as of such particular date. Sellers shall have performed and complied in all material respects with all of their covenants, agreements and conditions required to be performed, satisfied or complied with by them hereunder on or prior to the Closing.

10.02 Absence of Material Adverse Effect. Since the Latest Balance Sheet Date, there shall have been no Material Adverse Effect.

10.03 Compliance with Law. There shall be no Order by any Governmental Authority, or any other fact or circumstance, that would prohibit or render illegal the transactions contemplated by this Agreement.

10.04 Government Consents; No Injunction. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other actions, as may be required to consummate the sale of Purchased Assets by any Governmental Authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to satisfaction of all requirements under applicable federal and state securities or “blue sky” laws.

10.05 Third-Party Consents; Assignments; Other Documents. If the assignment of any of the Purchased Assets requires the consent of any Third Parties pursuant to Section 365 of the Bankruptcy Code, then Sellers shall have obtained, and Purchaser shall have received from Sellers: (a) duly executed copies of all material Third-Party consents, approvals, assignments, waivers, authorizations, permits or other certificates set forth on Schedule 3.03(b) and, to the extent necessary, (b) any other written consents, assignments, waivers, authorizations or other certificates where, in the case of this clause (b), the failure to have received the same would have a Material Adverse Effect on the Purchased Assets or the business to be conducted with the Purchased Assets by Purchaser, including any consents required to assign any of the Assumed Contracts or Assumed Real Property, and such consents shall be in full force and effect.

10.06 Absence of Litigation. No litigation or proceeding shall be pending that could reasonably be expected to have the effect of enjoining or preventing the consummation, or altering the terms, of any of the transactions provided for in this Agreement. No litigation or proceeding shall be pending that could reasonably be expected to have a Material Adverse Effect on Sellers, the Purchased Assets, the Assumed Liabilities or the business to be conducted with the Purchased Assets by Purchaser.

10.07 Sale Motion; Completion of Auction. Sellers shall have (a) filed a Sale Motion with the Bankruptcy Court within two (2) Business Days after the date of this Agreement and (b) completed an auction with respect to the Purchased Assets, in accordance with the applicable provisions of the Bankruptcy Code, not later than July 10, 2008.

10.08 Sale Order. The Bankruptcy Court shall have entered, not later than July 14, 2008, in form and substance satisfactory to the Purchaser, the Sale Order, and the Sale Order shall have thereafter become a Final Order. Notwithstanding the foregoing, nothing in this Agreement shall preclude Sellers from consummating the transactions contemplated herein if Purchaser, in its sole discretion, waives the requirement that the Sale Order shall have become a Final Order. No notice of such waiver of this condition or any other condition to the Closing need be given except to Sellers, it being the intention of the parties hereto that Purchaser shall be entitled to, and is not waiving, the protection of Section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of the Sale Order becoming a Final Order.

10.09 Employment Arrangements. Purchaser and each of the individuals set forth on Schedule 10.09 shall have entered into employment arrangements satisfactory to Purchaser.

10.10 Disclosure Schedules. (a) Sellers shall, as soon as practicable after the date of this Agreement, and in no event later than three (3) Business Days after the date hereof (the “Disclosure Schedules Delivery Date”), have delivered to Purchaser the Disclosure Schedules in their entirety, and (b) following Purchaser’s review of such Disclosure Schedules, Purchaser shall be satisfied, in its sole discretion, with the form and substance of such Disclosure Schedules.

10.11 Other Deliveries. Sellers shall have delivered to Purchaser the following:

(a) deeds containing special warranties of title and, where applicable, assignments of lease, in form and substance reasonably acceptable to Purchaser, fully executed by Sellers in recordable form, conveying to Purchaser good and marketable fee title to the Assumed Real Property and valid leasehold title to the leased Real Property, free and clear of all Encumbrances other than the Permitted Encumbrances;

(b) bills of sale and assignment, fully executed by Sellers, in form and substance reasonably acceptable to Purchaser, conveying to Purchaser good and valid title to all Purchased Assets other than the Assumed Real Property, free and clear of all Encumbrances;

(c) assignments, fully executed by Sellers, in form and substance acceptable to Purchaser, conveying Sellers’ interests in the Assumed Contracts to Purchaser;

(d) assignments of all Company IP Rights and customary separate assignments of all registered trademarks, servicemarks, patents and copyrights, and all applications therefore, duly executed by the Company;

(e) an entered copy of the Sale Order;

(f) copies of resolutions or equivalent instruments duly adopted by the governing body of each Seller and, if required, the stockholders of each Seller, authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified as true and in full force and effect as of the Closing Date by the appropriate officers and/or stockholders of each Seller;

(g) certificates of the duly authorized President or Vice President or similar officer of the Company certifying that, except where expressly limited to a specific date, each of the representations and warranties of the Company contained in this Agreement are true and correct on and as of the Closing Date in all material respects, that each and all of the terms, covenant and agreements to be complied with or performed by the Company on or before the Closing Date have been complied with and performed in all material respects, and that no Material Adverse Effect has occurred;

(h) certificates of the duly authorized President or Vice President or similar officer of DESC certifying that each and all of the terms, covenant and agreements to be complied with or performed by DESC on or before the Closing Date have been complied with and performed in all material respects;

(i) certificates of incumbency or evidence of appropriate power of attorney for the respective directors or officers of each Seller executing this Agreement, the Sellers Ancillary Agreements and other Closing documents, dated as of the Closing Date;

(j) certification that each Seller is not a foreign person, dated as of the Closing Date and in the form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code so that Purchaser is exempt from withholding any portion of the Purchase Price thereunder; and

(k) such other instruments, agreements, certificates and documents as Purchaser reasonably deems necessary to effect the transactions contemplated by this Agreement.

ARTICLE XI

INDEMNITY

11.01 Indemnification. From and after the Closing Date, Sellers (each, an Indemnifying Party), jointly and severally, shall indemnify and hold harmless Purchaser and its Affiliates, and their respective stockholders, partners, members, directors, officers, employees and other agents and representatives from and against any and all direct and indirect liabilities, judgments, claims, suits, proceedings, settlements, losses, damages, fees, Encumbrances, Taxes, penalties, interest obligations, expenses (including costs of investigation and defense and reasonable attorney and other professional advisor and consulting fees and expenses) (collectively, Losses) incurred or suffered by Purchaser or any such Person (each, an Indemnified Party) arising from, by reason of or, in connection with (a) any misrepresentation or breach or alleged misrepresentation or breach of any representation or warranty of the Company contained in this Agreement or any certificate or other document or agreement delivered by the Company pursuant to this Agreement or (b) the nonfulfillment by the Company or DESC of any covenant or agreement made by the Company or DESC in this Agreement or any document or agreement delivered in connection with this Agreement.

11.02 Proceedings.

(a) The Indemnified Party shall give prompt notice to the Indemnifying Party of the assertion of its claim for indemnity, including the commencement of any Proceeding by any third party in respect of which indemnity may be sought (a Third Party Claim). The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(b) The Indemnifying Party will notify the Indemnified Party as soon as practicable whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to the claim described in the notice delivered pursuant to Section 11.02(a) and/or whether the Indemnifying Party desires, at its sole cost and expense, to be responsible for payment of all Losses arising with respect to the claim and to defend the Indemnified Party against a Third Party Claim described therein.

(c) If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party desires to defend the Indemnified Party with respect to a Third Party Claim pursuant to this Section 11.02, then the Indemnifying Party shall be entitled to assume the control of the defense or settlement of such Third Party Claim in accordance with the provisions of this Section 11.02, and if requested by the Indemnifying Party, the Indemnified Party will cooperate with the Indemnifying Party and its counsel in defending or settling the Third Party Claim the defense or settlement of which the Indemnifying Party elects to control, including by furnishing or causing to be furnished such records, information and testimony, and attending such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, and, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-claim against any Person; provided, however, that the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of such Third Party Claim if the settlement does not provide for full indemnity of and/or release of the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates or the settlement could adversely affect the Tax liability of the Indemnified Party or any of its Affiliates for any post-Closing taxable period (or portion thereof). The Indemnified Party may retain separate counsel of its choice at the cost and expense of the Indemnifying Party to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.02.

11.03 Adjustment. The parties to this Agreement agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by any Legal Requirement.

11.04 Survival. No claim may be made or suit instituted seeking indemnification pursuant to Section 11.01 unless a written notice is provided to the Indemnifying Party at any time prior to 5:00 p.m. (EST) on the date which is six (6) months after the Closing Date.

11.05 Holdback Amount. All claims for indemnification against Sellers shall be satisfied by retaining amounts included in the Holdback Amount and the total indemnification obligations of Sellers for claims for indemnification pursuant to Section 11.01 shall not exceed the Holdback Amount.

ARTICLE XII

TERMINATION

12.01 Termination of Agreement.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, upon notice by the terminating party to the other parties:

(i) at any time before the Closing, by mutual written consent of Purchaser and Sellers;

(ii) at any time before the Closing, by Purchaser on the one hand, or Sellers on the other hand, in the event of material Breach of this Agreement by the non-terminating party or if the satisfaction of any condition to such party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts and the failure of such condition to be satisfied is not caused by a Breach by the terminating party;

(iii) at any time after July 31, 2008, by either party if the Transaction has not been consummated on or before such date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.01(a)(iii) shall not be available to a party if such party’s failure to fulfill any obligation under this Agreement shall have been the proximate cause of the failure of the Closing Date to have occurred on or prior to such date; or

(iv) by Purchaser: (A) if the Bankruptcy Court approves a Qualified Bid by a Qualified Bidder other than Purchaser or if Seller accepts a Qualified Bid by a Qualified Bidder other than Purchaser; (B) if Sellers elect to pursue a Stand-Alone Plan; (C) if Sellers shall not have delivered the Disclosure Schedules to Purchaser in accordance with Section 10.10 (but only if Purchaser exercises such right to terminate within three (3) Business Days after the Disclosure Schedules Delivery Date);or (D) if both the Sale Order and the Executory Contract Assumption and Assignment Agreement shall not have been entered by July 14, 2008 (but only if Purchaser exercises such right to terminate within five (5) Business Days thereafter).

(b) If this Agreement is validly terminated pursuant to this Section 12.01, this Agreement will be null and void, and there will be no Liability on the part of any party (or any of their respective officers, directors, trustees, employees, agents, consultants or other representatives) except that Sellers’ obligations under Sections 12.01(c) and (e) and Purchaser’s obligations under Section 12.01(d) shall survive any termination and shall apply thereafter to the extent applicable and as set forth herein.

(c) If this Agreement is terminated for any reason, other than a termination by Sellers pursuant to Section 12.01(a)(ii) as a result of a material Breach by Purchaser, the Escrow Agent shall return the Deposit and any accrued interest thereon to Purchaser.

(d) If this Agreement is terminated by Sellers pursuant to Section 12.01(a)(ii) as a result of a material Breach by Purchaser, the Escrow Agent shall deliver the Deposit and any accrued interest thereon to the Company.

(e) If Purchaser elects to terminate this Agreement pursuant to Section 12.01(a)(iv)(A), then NEA LLC, upon the consummation of a Qualified Bid by a Qualified Bidder other than the Purchaser, shall be entitled to the Break-Up Fee, and the Company shall pay to NEA LLC the Break-Up Fee by wire transfer of immediately available funds to an account designated by NEA LLC at the closing of such transaction involving a Qualified Bid by a Qualified Bidder other than Purchaser that is approved by the Bankruptcy Court and accepted by Sellers, from the proceeds of the transaction.

(f) Upon any termination of this Agreement, receipt of the Break-Up Fee and/or the Deposit, as applicable, pursuant to this Section 12.01 shall be the sole and exclusive remedy of the party receiving such amounts for any termination hereof.

ARTICLE XIII

MISCELLANEOUS

13.01 Entire Agreement. This Agreement, the Ancillary Agreements and the Disclosure Schedules hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

13.02 Assignment; Binding Upon Successors and Assigns. The rights and obligations of any party under this Agreement shall not be assignable by such party hereto without the prior written consent of the others, except that any rights and obligations of Purchaser hereunder may be assigned in whole or in part from time to time to an Affiliate of Purchaser without the consent of any other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The successors and permitted assigns hereunder shall include, in the case of Purchaser, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation or otherwise).

13.03 No Third Party Beneficiaries. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner, employee of any party hereto or any other Person unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

13.04 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other, and the parties’ status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section 13.04.

13.05 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to affect the intent of the parties hereto. The parties further agree to replace such unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

13.06 Section Headings. A reference to an Article, Section or Schedule will mean an Article or Section in, or a Schedule to, this Agreement, unless otherwise explicitly set forth. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole.

13.07 Amendment, Extension and Waivers. At any time prior to the Effective Time, Purchaser and Sellers may, to the extent legally allowed: (a) extend the time for performance of any of the obligations of the other party; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto;

and (c) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any term or provision of this Agreement may be amended. Any agreement to any amendment, extension or waiver will be valid only if set forth in writing and signed by the party to be bound. The waiver by a party of any Breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding Breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. This Agreement may be amended by the parties hereto at any time.

13.08 Public Announcement. Except to the extent required to comply with Article X hereof, no party hereto shall issue any press release or otherwise make any statements to any Third Party with respect to this Agreement or the transactions contemplated hereby other than with the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. Prior to the issuance of any announcement of this Agreement and the transactions contemplated hereby by any party, such party will consult with the other parties regarding the content of such announcement and obtain such other parties’ reasonable approval of such press release. Notwithstanding the foregoing, any party may issue such announcements, and make such other disclosures regarding this Agreement or the transactions contemplated hereby, as it determines are required under applicable Legal Requirements or any listing or trading agreement concerning its publicly traded securities.

13.09 Governing Law. The validity of this Agreement the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties to this Agreement will be exclusively governed by and construed in accordance with the internal laws of the State of New York as applied to agreements entered into solely between residents of and to be performed entirely in the State of New York, without reference to that body of law relating to conflicts of law or choice of law.

13.10 Jurisdiction; Venue; Waiver of Jury Trial.

(a) Each of the parties to this Agreement hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties hereto pertaining directly or indirectly to this Agreement, and all documents, instruments and agreements executed pursuant hereto or thereto, or to any matter arising herefrom (unless otherwise expressly provided for herein or therein). To the extent permitted by law, each party hereby expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced by any of the other parties hereto in any of such courts, and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to such party at the address to which notices are to be sent pursuant to this Agreement. Each of the parties waives any claim that the Bankruptcy Court is an inconvenient forum or an improper forum based on lack of venue. The choice of forum set forth in this Section 13.10 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action to enforce the same in any other appropriate jurisdiction.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable Legal Requirement, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that any other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13.10.

13.11 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by mail or express delivery, postage prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, on the third business day following deposit in the mails, addressed as follows:

If to Purchaser:

NEA Wind Acquisition Corp. c/o New Enterprises Associates 12, L.P.
1119 Saint Paul Street Baltimore, MD 21202
Attention:	Patrick J. Kerins
Louis Citron, Esq.
Phone:	(410) 244-0115
Facsimile:	(410) 752-7721

with copies to (which will not constitute notice):

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attention:	Peter G. Samuels, Esq.
Phone:	(212) 969-3335
Facsimile:	(212) 969-2900

Proskauer Rose LLP
One International Place
Boston, MA 02110
Attention:	Peter J. Antoszyk, Esq.
Phone:	(617) 526-9749
Facsimile:	(617) 526-9899

If to DESC or the Company:

Northern Power Systems, Inc. c/o Distributed Energy Systems Corp.
10 Technology Dr.
Wallingford, CT 06492
Attn:	Bernard H. Cherry
Telephone:	(203) 678-2337
Facsimile:	(203) 678-2284

with a copy to (which will not constitute notice):

Young Conaway Stargatt & Taylor, LLP
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Attn:	Craig D. Grear, Esq.
Telephone:	(302) 571-6612
Facsimile:	(302) 571-0453

or to such other address as the party in question may have furnished to the other parties by written notice given in accordance with this Section 13.11.

13.12 Time is of the Essence. The parties hereto acknowledge and agree that time is of the essence in connection with the execution, delivery and performance of this Agreement.

13.13 Counterparts. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose name appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

13.14 Disclosures. The parties hereto acknowledge and agree that any disclosure contained in a specific numbered section of the Disclosure Schedules shall be deemed to have been disclosed for purposes of other numbered sections only to the extent such disclosure is specifically cross referenced on the relevant section of the Disclosure Schedules.

13.15 Costs and Expenses. Except as otherwise expressly set forth in this Agreement, all expenses of the negotiation and preparation of this Agreement and related to the transactions contemplated hereby, including legal counsel, accounting, brokerage and investment advisor fees and disbursements, shall be borne by the respective party incurring such expense, whether or not the transactions contemplated hereby are consummated. Purchaser shall pay the cost of its owner’s title insurance policies and Sellers shall pay the cost of removing Encumbrances that are not Permitted Encumbrances. Buyer shall pay the cost of any land title surveys, environmental, engineering, and other professional studies undertaken by Purchaser with respect to the Assumed Real Property.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

NEA WIND ACQUISITION CORP.

By:	/s/ Patrick J. Kerins
Name:	Patrick J. Kerins
Title:

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ Bernard H. Cherry
Name:	Bernard H. Cherry
Title:	CEO

NORTHERN POWER SYSTEMS, INC.

By:	/s/ Bernard H. Cherry
Name:	Bernard H. Cherry
Title:	CEO

Signature Page to Asset Purchase Agreement

For purposes of Sections 8.05 and 12.01(e) of the Agreement only:

NEA MANAGEMENT COMPANY, LLC

By:	/s/ Charles W. Newhall, III
Name:	Charles W. Newhall, III
Title:	Managing Director

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